UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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Analog Devices, Inc.
(Name of Registrant as Specified in Its Charter)

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February 7, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Tuesday, March 13, 2007, in the Sorenson Center for the Arts at Babson College, Babson Park, Wellesley, Massachusetts.

At the Annual Meeting you are being asked to elect four Class II members to our Board of Directors, each for a term of three years, ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 3, 2007, and vote on two shareholder proposals. Your Board of Directors recommends that you vote FOR the election of each of the Class II directors and FOR the ratification of Ernst & Young LLP. You are also being asked to act upon two shareholder proposals. Your Board of Directors recommends that you vote AGAINST each of these shareholder proposals. You should read with care the attached proxy statement, which contains detailed information about each of these proposals.

Proposal 3 is a shareholder proposal regarding performance-based stock options for executive officers. Your Board of Directors recommends that you vote AGAINST this shareholder proposal. As more fully described in the attached proxy statement, your Board of Directors believes that a significant portion of the Company’s executive compensation program is already performance-based, and that the compensation paid to our executive officers is closely aligned to the performance of Analog Devices and the interests of our shareholders. Your Board of Directors also believes that the proposal, if implemented, would limit the Compensation Committee’s flexibility in structuring compensation arrangements that are appropriately designed to attract, retain, reward and motivate a highly qualified executive team.

Proposal 4 is a shareholder proposal relating to the adoption of a majority vote standard for director elections. Your Board of Directors recommends that you vote AGAINST this shareholder proposal. As more fully described in the attached proxy statement, your Board of Directors firmly agrees with the principle that any specific director nominee that does not have the support of a majority of shareholders should be carefully reviewed. Therefore, in fiscal 2006, we adopted a director resignation policy that would meet our governance objectives. However, Analog Devices is incorporated in Massachusetts where there is currently considerable uncertainty under the state law as to how companies can appropriately implement a majority vote standard. Your Board of Directors is monitoring developments and evolving practices under Massachusetts law in this area, and will continue to consider the appropriateness of adopting a majority vote standard for Analog Devices.

Please carefully review the attached proxy materials and take the time to cast your vote.

Yours sincerely,

Ray Stata Chairman of the Board	Jerald G. Fishman President and Chief Executive Officer

ANALOG DEVICES, INC.
ONE TECHNOLOGY WAY
NORWOOD, MASSACHUSETTS 02062-9106

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On March 13, 2007

To our Shareholders:

The 2007 Annual Meeting of Shareholders of Analog Devices, Inc. will be held at Babson College, Sorenson Center for the Arts, 231 Forest Street, Babson Park, Wellesley, Massachusetts 02457, on Tuesday, March 13, 2007 at 10:00 a.m. local time. At the meeting, shareholders will consider and vote on the following matters:

1.	To elect four members to our Board of Directors to serve as Class II directors, each for a term of three years.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 3, 2007.

3.	To act on the shareholder proposal entitled “Shareholder Proposal Regarding Performance-Based Options.”

4.	To act on the shareholder proposal entitled “Shareholder Proposal Regarding Majority Voting.”

The shareholders will also act on any other business that may properly come before the meeting.

Shareholders of record at the close of business on January 12, 2007 are entitled to vote at the meeting. Your vote is important regardless of the number of shares you own. Whether you expect to attend the meeting or not, please vote your shares over the Internet or by telephone as provided in the instructions set forth on the proxy card, or complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. Your prompt response is necessary to assure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

All shareholders are cordially invited to attend the meeting.

By order of the Board of Directors,

Margaret K. Seif
Secretary

Norwood, Massachusetts
February 7, 2007

i

ii

ANALOG DEVICES, INC.
ONE TECHNOLOGY WAY
NORWOOD, MASSACHUSETTS 02062-9106

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

March 13, 2007

This proxy statement contains information about the 2007 Annual Meeting of Shareholders of Analog Devices, Inc. The meeting will be held on Tuesday, March 13, 2007, beginning at 10:00 a.m. local time, at Babson College, Sorenson Center for the Arts, 231 Forest Street, Babson Park, Wellesley, Massachusetts 02457.

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Analog Devices, Inc., which is also referred to as Analog Devices, ADI or the Company in this proxy statement, for use at the annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted in favor of the matters set forth in the notice of the meeting other than the shareholder proposals and it will be voted against the shareholder proposals. A shareholder may revoke his, her or its proxy at any time before it is exercised by giving our secretary written notice to that effect.

Our Annual Report to Shareholders for the fiscal year ended October 28, 2006 is being mailed to shareholders with the mailing of these proxy materials on or about February 7, 2007.

A copy of our Annual Report on Form 10-K for the fiscal year ended October 28, 2006 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to Analog Devices, Inc., Attention of Maria Tagliaferro, Director, Corporate Communications, Analog Devices, Inc., One Technology Way, Norwood, MA 02062; telephone: 781-461-3282.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will consider and vote on the following matters:

1. The election of four members to our Board of Directors to serve as Class II directors, each for a term of three years.

2. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 3, 2007.

3. To act on the shareholder proposal entitled “Shareholder Proposal Regarding Performance-Based Options.”

4. To act on the shareholder proposal entitled “Shareholder Proposal Regarding Majority Voting.”

The shareholders will also act on any other business that may properly come before the meeting.

Who can vote?

To be able to vote, you must have been a shareholder of record at the close of business on January 12, 2007. This date is the record date for the annual meeting.

Shareholders of record at the close of business on January 12, 2007 are entitled to vote on each proposal at the annual meeting. The number of outstanding shares entitled to vote on each proposal at the meeting is 335,519,740 shares of our common stock.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

How do I vote?

If you are the record holder of your shares, you may vote in one of four ways. You may vote by submitting your proxy over the Internet, by telephone, or by mail or you may vote in person at the meeting.

You may vote over the Internet.  If you have Internet access, you may vote your shares from any location in the world by following the “Vote-by-Internet” instructions set forth on the enclosed proxy card.

You may vote by telephone.  You may vote your shares by following the “Vote-by-Telephone” instructions set forth on the enclosed proxy card.

You may vote by mail.  You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR Proposals 1 and 2, and AGAINST Proposals 3 and 4.

You may vote in person.  If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following things:

•	signing another proxy with a later date;

•	giving our secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under the rules of the New York Stock Exchange, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” The election of directors (proposal one) and the ratification of Ernst & Young LLP as our independent registered public accounting firm (proposal two) are each considered to be a discretionary item under the New York Stock Exchange rules. The shareholder proposals (proposals three and four) are each considered to be a non-discretionary item. Accordingly, if you do not give voting instructions to the record holder of your shares with respect to proposals three or four, or if the record holder does not exercise its discretionary authority with respect to proposals one or two, your shares will be treated as broker non-votes on the particular matter.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting on March 13, 2007. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

How do I vote my 401(k) shares?

If you participate in the Analog Devices Stock Fund through The Investment Partnership Plan of Analog Devices, or TIP, your proxy will also serve as a voting instruction for Fidelity Management Trust Company, or Fidelity, which serves as the administrator of TIP, with respect to shares of ADI common stock attributable to your TIP account, or TIP shares, as of the record date. The combined proxy/instruction card should be signed and returned in the enclosed envelope to Computershare Trust Company, N.A., or Computershare, which serves as our transfer agent and registrar, or you may submit your proxy/instruction over the Internet or by telephone by following the instructions on the enclosed card. Computershare will notify Fidelity of the manner in which you have directed your TIP shares to be voted. Fidelity will vote your TIP shares as of the record date in the manner directed by you. If Computershare does not receive voting instructions from you by 11:59 p.m. eastern time on March 8, 2007, Fidelity will vote your TIP shares as of the record date in the same manner, proportionally, as it votes the other shares of common stock for which proper and timely voting instructions of other TIP participants have been received by Fidelity.

How do I vote my shares held in trust in the Analog Ireland Success Sharing Share Plan?

If you participate in the Analog Ireland Success Sharing Share Plan, or the Ireland share plan, you may vote an amount of shares of common stock equivalent to the interest in our common stock which Mercer Trustees Limited, or Mercer, which serves as the trustee of the Ireland share plan, holds on your behalf as of the record date. Mercer will send a voting card to you that you may use to direct Mercer how to vote your shares. The voting card should be signed and returned in the enclosed envelope to Mercer. Mercer will vote the shares in the manner directed on the voting card. If Mercer does not receive your voting card by 5:00 p.m. Greenwich Mean Time (GMT) on Friday, March 2, 2007, Mercer will not vote your shares.

What constitutes a quorum?

In order for business to be conducted at the meeting with respect to a particular matter, a quorum must be present in person or represented by valid proxies for that particular matter. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, or at least 167,759,871 shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors.  As provided in our bylaws, the four nominees receiving the highest number of votes cast at the meeting will be elected, regardless of whether that number represents a majority of the votes cast.

Ratification of independent registered public accounting firm.  Under our bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm.

Shareholder proposals.  If properly presented, the approval of each of the shareholder proposals will require the affirmative vote of a majority of the total number of votes cast at the meeting.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting. With respect to proposals one, two, three and four, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter, or (2) are broker non-votes. Accordingly, assuming the presence of a quorum, votes withheld for a particular director nominee and broker non-votes will have no effect on the outcome of the election of directors. Assuming the presence of a quorum, abstentions and broker non-votes will have no effect on the voting on the ratification of our independent registered public accounting firm or on the approval of the shareholder proposals.

Who will count the votes?

The votes will be counted, tabulated and certified by our transfer agent and registrar, Computershare. A representative of Computershare will serve as the inspector of elections at the meeting.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote:

FOR the election of each of the four nominees to serve as Class II directors on the Board of Directors, each for a term of three years;

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2007 fiscal year;

AGAINST the approval of the shareholder proposal entitled “Shareholder Proposal Regarding Performance-Based Options;” and

AGAINST the approval of the shareholder proposal entitled “Shareholder Proposal Regarding Majority Voting.”

Will any other business be conducted at the meeting or will other matters be voted on?

The Board of Directors does not know of any other matters that may come before the meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement, whether you submit your proxy in person, by mail, through the Internet or by telephone, will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results in our quarterly report on Form 10-Q for the second quarter of fiscal 2007, which we expect to file with the Securities and Exchange Commission in May 2007.

How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2008 annual meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2008 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal intended for inclusion in the proxy statement for the 2008 annual meeting of shareholders at our principal corporate offices in Norwood, Massachusetts as set forth below no later than October 10, 2007.

ADI’s amended and restated bylaws require that ADI be given advance written notice of shareholder nominations for election to ADI’s Board of Directors and of other matters which shareholders wish to present for action at an annual meeting of shareholders (other than matters included in ADI’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted below not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from such anniversary date, ADI must receive such notice at the address noted below not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the seventh day following the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2008 annual meeting is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2007 annual meeting, appropriate notice would need to be provided to ADI at the address noted below no earlier than November 13, 2007, and no later than December 13, 2007. If a shareholder fails to provide timely notice of a proposal to be presented at the 2008 annual meeting, the proxies designated by ADI’s Board of Directors will have discretionary authority to vote on any such proposal which may come before the meeting.

ADI’s amended and restated bylaws also specify requirements relating to the content of the notice which shareholders must provide to the Secretary of Analog Devices for any matter, including a shareholder nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our amended and restated bylaws is on file with the SEC.

Any proposals, nominations or notices should be sent to:

Secretary, Analog Devices, Inc.
c/o: Maria Tagliaferro
Director, Corporate Communications
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Fax: 781-461-3491
Email: investor.relations@analog.com

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We have engaged The Altman Group, Inc. to assist us with the solicitation of proxies. We expect to pay The Altman Group less than $15,000 for their services. In addition to solicitations by mail, The Altman Group and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How can I obtain an Annual Report on Form 10-K?

Our annual report is available on our website at www.analog.com. If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended October 28, 2006, we will send you one without charge. Please contact:

Maria Tagliaferro
Director, Corporate Communications
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Email: investor.relations@analog.com

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact Maria Tagliaferro, our director of corporate communications, at the address, telephone number or email address listed above.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations Department, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062, telephone: 781-461-3282. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, telephone number or email address.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of November 24, 2006 by:

•	the shareholders we know to beneficially own more than 5% of our outstanding common stock;

•	each director;

•	each executive officer named in the Summary Compensation Table included in this proxy statement; and

•	all of our directors and executive officers as a group.

						Percent of
	Number of		Shares			Common
	Shares		Acquirable		Total	Stock
	Beneficially		Within		Beneficial	Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	+	60 Days(3)	=	Ownership	Owned(4)

5% Shareholders:
Capital Research and Management Company(5)	36,025,866		0		36,025,866	10.5%
333 South Hope Street, 55th Floor
Los Angeles, California 90071
T. Rowe Price Associates, Inc.(6)	30,141,903		0		30,141,903	8.8%
100 East Pratt Street
Baltimore, Maryland 21202
FMR Corp.(7)	24,055,897		0		24,055,897	7.0%
82 Devonshire Street
Boston, Massachusetts 02109
Directors and Executive Officers:
James A. Champy	6,666		48,334		55,000	*
John L. Doyle	11,028		163,300		174,328	*
Jerald G. Fishman	33,281		2,917,297		2,950,578	*
John C. Hodgson	1,000		7,250		8,250	*
Christine King(8)	1,000		54,000		55,000	*
Robert R. Marshall	219,004		299,193		518,197	*
Robert P. McAdam	96,601		571,089		667,690	*
Brian P. McAloon	8,097		447,122		455,219	*
Joseph E. McDonough	12,521		378,263		390,784	*
F. Grant Saviers	5,000		130,800		135,800	*
Paul J. Severino	16,200		5,000		21,200	*
Kenton J. Sicchitano	1,500		53,500		55,000	*
Ray Stata(9)	4,908,728		734,831		5,643,559	1.6%
Lester C. Thurow	3,000		121,300		124,300	*
All directors and executive officers as a group (20 persons, consisting of 12 officers and 8 non-employee directors)(10)	5,349,556		6,733,678		12,083,234	3.5%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Technology Way, Norwood, MA 02062.

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission, or SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after November 24, 2006.

(4)	The percent ownership for each shareholder on November 24, 2006 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) the number of shares of our common stock outstanding on November 24, 2006 (342,134,103 shares) plus any shares acquirable (including stock options exercisable) by the shareholder in question within 60 days after November 24, 2006.

(5)	Based on a Form 13F-HR filed by Capital Research and Management Company on November 14, 2006 reporting the above stock ownership as of September 30, 2006. Capital Research and Management Company reports that it has no voting authority with respect to 36,025,866 shares and shared investment discretion with The Capital Group Companies, Inc. with respect to 36,025,866 shares.

(6)	Based on a Form 13F-HR filed by T. Rowe Price Associates, Inc. on November 14, 2006 reporting the above stock ownership as of September 30, 2006. T. Rowe Price Associates, Inc. reports that it has sole voting authority with respect to 8,450,083 shares and sole investment discretion with respect to 30,141,903 shares.

(7)	Based on a Form 13F-HR filed by FMR Corp., or FMR, on November 14, 2006 reporting the above stock ownership as of September 30, 2006. FMR reports that it has sole voting authority with respect to 936,252 shares. FMR also reports that it has shared investment discretion with each of Fidelity Management & Research Company and FMR Co., Inc. with respect to 23,121,955 shares, shared investment discretion with Fidelity Management Trust Company with respect to 612,973 shares, and shared investment discretion with Strategic Advisers Incorporated with respect to 320,969 shares.

(8)	Represents the number of shares beneficially owned by Ms. King as of January 8, 2007 and the number of shares acquirable by her within 60 days of January 8, 2007.

(9)	Includes 1,108,709 shares held by Mr. Stata’s wife, 400,277 shares held in trusts for the benefit of Mr. Stata’s children and 2,487,588 shares held in charitable lead trusts, as to which Mr. Stata disclaims beneficial ownership.

(10)	All directors and executive officers as a group disclaim beneficial ownership of a total of 3,996,574 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our Board of Directors currently consists of ten members, three of whom are Class I directors (with terms expiring at the 2009 annual meeting), four of whom are Class II directors (with terms expiring at the 2007 annual meeting), and three of whom are Class III directors (with terms expiring at the 2008 annual meeting).

At the 2007 annual meeting, shareholders will have an opportunity to vote for the nominees for Class II directors, Jerald G. Fishman, John C. Hodgson, F. Grant Saviers and Paul J. Severino. Mr. Fishman is currently serving as a Class II director and has been a director since 1991. Messrs. Hodgson and Severino are currently serving as Class II directors and have been directors since 2005. Mr. Saviers is currently serving as a Class II director and has been a director since 1997. The persons named in the enclosed proxy card will vote to elect these four nominees as Class II directors, unless you withhold authority to vote for the election of any or all nominees by marking the proxy card (whether executed by you or through Internet or telephonic voting) to that effect. Each of the nominees has indicated his willingness to serve, if elected. However, if any or all of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board of Directors may reduce the number of directors.

The following paragraphs provide information as of the date of this proxy statement about each member of our Board of Directors, including the nominees for Class II directors. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she serves as a director. Information about the number of shares of common stock beneficially owned by each director appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

There are no family relationships among any of the directors and executive officers of Analog.

Nominees for Class II Directors (Terms Expiring at the 2010 Annual Meeting)

JERALD G. FISHMAN, President and Chief Executive Officer; Director since 1991

Mr. Fishman, age 61, has been our President and Chief Executive Officer since November 1996 and served as our President and Chief Operating Officer from November 1991 to November 1996. Mr. Fishman served as our Executive Vice President from 1988 to November 1991. He served as our Group Vice President-Components from 1982 to 1988. Mr. Fishman also serves as a director of Cognex Corporation and Xilinx, Inc.

JOHN C. HODGSON, Director since September 2005

Mr. Hodgson, age 63, has been retired since December 2006. He served as Senior Vice President and Chief Marketing and Sales Officer for DuPont, a science-based products and services company, from January 2006 to December 2006. Mr. Hodgson served as Senior Vice President and Chief Customer Officer from May 2005 to January 2006, Executive Vice President and Chief Marketing and Sales Officer from February 2002 to May 2005 and Group Vice President and General Manager of DuPont iTechnologies from February 2000 to February 2002.

F.	GRANT SAVIERS, Director since 1997

Mr. Saviers, age 62, has been retired since August 1998. He served as Chairman of the Board of Adaptec, Inc., a provider of high-performance input/output products, from August 1997 to August 1998, President and Chief Executive Officer of Adaptec from July 1995 to August 1998, and President and Chief Operating Officer of Adaptec from August 1992 to July 1995. Prior to joining Adaptec, Mr. Saviers was employed with Digital Equipment Corporation, a computer manufacturer, for more than five years, last serving as Vice President of its Personal Computer and Peripherals Operation.

PAUL J. SEVERINO, Director since November 2005

Mr. Severino, age 60, has been an investment advisor to emerging technology companies and venture funds since 1996. From 1994 to 1996, he was Chairman of Bay Networks, Inc., a data networking products services company, after its formation from the merger of Wellfleet Communications, Inc. and Synoptics Communications,

Inc. Prior to that, he was a founder, President and Chief Executive Officer of Wellfleet Communications, Inc. Mr. Severino is also a director of Sonus Networks, Inc.

Class III Directors (Terms Expire at the 2008 Annual Meeting)

JOHN L. DOYLE, Director since 1987

Mr. Doyle, age 75, has been self-employed as a technical consultant since September 1991. He was employed formerly by the Hewlett-Packard Company, a provider of technology solutions, where he served as the Executive Vice President of Business Development from 1988 through 1991, Executive Vice President, Systems Technology Sector from 1986 to 1988, Executive Vice President, Information Systems and Networks from 1984 to 1986, and Vice President, Research and Development from 1981 to 1984. Mr. Doyle also serves as a director of Xilinx, Inc.

CHRISTINE KING, Director since June 2003

Ms. King, age 57, has been President and Chief Executive Officer of AMIS Holdings, Inc., a designer and manufacturer of customer specific integrated mixed signal semiconductor products through its wholly owned subsidiary, AMI Semiconductor, Inc., since September 2001. From September 2000 to September 2001, Ms. King served as Vice President of Semiconductor Products for IBM Microelectronics, a provider of semiconductor products and services, foundry expertise and standard processor components. From September 1998 to September 2000, Ms. King was Vice President of the Networking Technology Business Unit for IBM. Ms. King also served as Vice President of Marketing and Field Engineering at IBM from June 1995 to September 1998 and Manager of ASIC Products at IBM from March 1992 to June 1995. Ms. King also serves as a director of AMIS Holdings, Inc. and IDACORP, Inc.

RAY STATA, Chairman of the Board of Directors; Director since 1965

Mr. Stata, age 72, has served as our Chairman of the Board of Directors since 1973. Mr. Stata served as our Chief Executive Officer from 1973 to November 1996 and as our President from 1971 to November 1991. Mr. Stata also serves as a trustee of the Massachusetts Institute of Technology.

Class I Directors (Terms Expire at the 2009 Annual Meeting)

JAMES A. CHAMPY, Director since March 2003

Mr. Champy, age 64, has been a Vice President of Perot Systems Corporation, a technology services and business solutions company, since 1996. Mr. Champy also serves as a trustee of the Massachusetts Institute of Technology.

KENTON J. SICCHITANO, Director since March 2003

Mr. Sicchitano, age 62, has been retired since June 2001. He joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970 and became a partner in 1979. PricewaterhouseCoopers LLP, or PwC, is a public accounting firm. At the time of his retirement, Mr. Sicchitano was the Global Managing Partner of Independence and Regulatory Matters for PwC. During his 31-year tenure with PwC, Mr. Sicchitano held various positions including the Global Managing Partner of Audit/Business Advisory Services and the Global Managing Partner responsible for Audit/Business Advisory, Tax/Legal and Financial Advisory Services. Mr. Sicchitano also serves as a director of PerkinElmer, Inc. and MetLife, Inc. Mr. Sicchitano is a certified public accountant.

LESTER C. THUROW, Director since 1988

Mr. Thurow, age 68, has been a Professor of Management and Economics at the Massachusetts Institute of Technology, or MIT, since 1968 and, from 1987 to 1993, was the Dean of MIT’s Sloan School of Management. Mr. Thurow also serves as a director of Taiwan Semiconductor Manufacturing Company Limited.

Our Board of Directors recommends that you vote FOR the election of Messrs. Fishman, Hodgson, Saviers and Severino.

CORPORATE GOVERNANCE

General

We have long believed that good corporate governance is important to ensure that Analog Devices is managed for the long-term benefit of its shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of Analog Devices and its shareholders. In particular, we have adopted the following policies and procedures during fiscal 2006 or subsequent to year end:

Shareholder Voting Policy for Election of Directors.  In December 2005, our Board of Directors amended our corporate governance guidelines to include a policy that any director who receives more “withheld” votes than “for” votes in an uncontested election at an annual meeting will offer his or her resignation to the Board promptly after the voting results are certified. A committee of independent directors, which will specifically exclude any director who is required to offer his or her own resignation, will carefully consider all relevant factors, including, as the committee deems appropriate, any stated reasons why shareholders withheld votes from such director, any alternatives for curing the underlying cause of the withheld votes, the director’s tenure, the director’s qualifications, the director’s past and expected future contributions to Analog, the overall composition of our Board and whether accepting the resignation would cause Analog Devices to fail to meet any applicable rules or regulations of the Securities and Exchange Commission or the New York Stock Exchange. Our Board will act upon this committee’s recommendation within 90 days following certification of the shareholder vote and may, among other things, accept the resignation, maintain the director but address what the committee believes to be the underlying cause of the withheld votes, maintain the director but resolve that the director will not be re-nominated in the future for election, or reject the resignation. We will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

Stock Ownership Guidelines.  In January 2006, we established stock ownership guidelines for our directors and executive officers. Under our guidelines, the target share ownership levels are two times the annual cash retainer for directors, two times annual salary for the chief executive officer and one times annual salary for other executive officers. Directors (including the Chief Executive Officer) have three years to achieve their targeted level. Executive officers other than the CEO have five years to achieve the targeted level. Shares subject to unexercised options, whether or not vested, will not be counted for purposes of satisfying these guidelines.

Stock Option Grant Date Policy.  Our policy is that we will not time or select the grant dates of any stock options or stock-based awards in coordination with the release by us of material non-public information, nor will we have any program, plan or practice to do so. In addition, during fiscal year 2006, the Compensation Committee adopted specific written policies regarding the grant dates of stock options and stock-based awards made to the Company’s executive officers and employees. See “Information About Executive Compensation — Report of the Compensation Committee — Stock Option Grant Date Policy” for information relating to these policies.

You can access the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Stock Option Grant Date Policy at www.analog.com/governance or by writing to:

Maria Tagliaferro
Director, Corporate Communications
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Fax: 781-461-3491
Email: investor.relations@analog.com

Determination of Independence

Under current NYSE rules, a director of Analog Devices only qualifies as “independent” if our Board of Directors affirmatively determines that the director has no material relationship with Analog Devices (either directly or as a partner, shareholder or officer of an organization that has a relationship with Analog Devices). Our Board of Directors has established guidelines to assist it in determining whether a director has a material relationship with Analog Devices. Under these guidelines, a director is not considered to have a material relationship with Analog Devices if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual and he or she:

•	is an executive officer or an employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, Analog Devices for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues;

•	is an executive officer of another company which is indebted to Analog Devices, or to which Analog Devices is indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company for which he or she serves as an executive officer;

•	is a director of another company that does business with Analog Devices, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of Analog Devices with respect to such other company; or

•	serves as an executive officer of a charitable organization, unless Analog Devices’ charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

The guidelines provide that ownership of a significant amount of Analog Devices’ stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our Board of Directors who are independent (as defined above).

Our Board of Directors has determined that each of Messrs. Champy, Doyle, Hodgson, Saviers, Severino, Sicchitano and Thurow and Ms. King is “independent” within the meaning of Section 303A.02(b) of the NYSE Listed Company Manual. Each of these directors has no relationship with Analog, other than any relationship that is categorically not material under the guidelines shown above and other than as disclosed in this proxy statement under “Directors Compensation” and “Certain Relationships and Related Transactions.” The Board has determined that the relationships described in this proxy statement do not preclude a determination of independence because the amounts involved are not material and will not impair the applicable director’s ability to render independent judgment.

Director Candidates

Shareholders of record of Analog Devices may recommend director candidates for inclusion by the Board of Directors in the slate of nominees which the Board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the Nominating and Corporate Governance Committee. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included in Analog Devices’ proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of Analog Devices’ common stock for at least one year as of the date such recommendation is made, to the “Analog Devices Nominating and Corporate Governance Committee” c/o Analog Devices General Counsel, Analog Devices, Inc., One Technology Way, PO Box 9106, Norwood, MA 02062. The Nominating and Corporate

Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders by following substantially the same process, and applying substantially the same criteria, as it follows for director candidates submitted by Board members.

Shareholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth in ADI’s amended and restated bylaws and described in the response to the question “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2008 annual meeting?” contained elsewhere in this proxy statement.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in Analog Devices’ Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all shareholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Analog Devices believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Communications from Shareholders and Other Interested Parties

The Board will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will, with the assistance of Analog Devices’ internal legal counsel, (1) be primarily responsible for monitoring communications from shareholders and other interested parties and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to review. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which Analog Devices tends to receive repetitive or duplicative communications.

Shareholders and other interested parties who wish to send communications on any topic to the Board should address such communications to John L. Doyle, Chairman of the Nominating and Corporate Governance Committee, c/o Analog Devices General Counsel, Analog Devices, Inc., One Technology Way, PO Box 9106, Norwood, MA 02062.

Board of Directors Meetings and Committees

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its shareholders. Subject to oversight by the Nominating and Corporate Governance Committee, the Board selects, evaluates and provides for the succession of executive officers and the Board nominates for election at annual shareholder meetings individuals to serve as directors of Analog Devices and elects individuals to fill any vacancies on the Board. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Analog Devices. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and committee meetings.

The Board of Directors met fourteen times in fiscal 2006 (including by telephone conference). During fiscal 2006, each of our directors who served as a director during fiscal year 2006 attended 75% or more of the total number of meetings of the Board of Directors and the committees of which such director was a member during the period of time which he or she served on such committee. The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Messrs. Stata and Fishman are the only directors who are also employees of Analog Devices. They do not participate in any board or committee meeting at which their compensation is evaluated. All members of all three committees are non-employee directors.

Our Board of Directors has appointed Mr. Doyle “presiding director” to preside at all executive sessions of “non-management” directors, as defined under the rules of the NYSE.

Our Corporate Governance Guidelines set forth our policy that directors should attend annual meetings of shareholders. All of our directors attended the 2006 annual meeting of shareholders.

Audit Committee

The current members of our Audit Committee are Messrs. Sicchitano (Chair) and Doyle and Ms. King. The Board of Directors has determined that each of Messrs. Sicchitano and Doyle and Ms. King qualifies as an “audit committee financial expert” under the rules of the SEC. Each of Messrs. Sicchitano and Doyle and Ms. King is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees and Rule 10A-3(b)(1) of the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Sicchitano or Doyle or Ms. King serves on the audit committees of more than two other public companies. The Audit Committee assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee has the authority to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Audit Committee. The Audit Committee met eleven times during fiscal 2006 (including by telephone conference). The responsibilities of our Audit Committee and its activities during fiscal 2006 are described in the Report of the Audit Committee contained in this proxy statement.

Compensation Committee

The current members of our Compensation Committee are Messrs. Champy (Chair), Saviers and Severino. The Board has determined that each of Messrs. Champy, Saviers and Severino is independent as defined under the rules of the NYSE. Our Compensation Committee held fourteen meetings (including by telephone conference) during fiscal 2006. The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and our other executive officers, and makes recommendations to our Board of Directors regarding the compensation of our directors. The Compensation Committee oversees the evaluation of senior management by the Board of Directors. In connection with its oversight and administration of ADI’s cash and equity incentive plans, the Compensation Committee grants stock options and other stock incentives (within guidelines established by our Board of Directors) to our officers and employees. The Compensation Committee has the authority to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Compensation Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Compensation Committee. The responsibilities of our Compensation Committee and its activities during fiscal 2006 are described in the Report of the Compensation Committee contained in this proxy statement.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Messrs. Doyle (Chair), Hodgson and Thurow. The Board has determined that each of Messrs. Doyle, Hodgson and Thurow is independent as defined under the rules of the NYSE. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of shareholders, develop and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board. The responsibilities of the Nominating and Corporate Governance Committee also include oversight of the Board’s annual review of succession planning with respect to senior executives and oversight of ADI’s Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee has the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Committee. The Committee did not retain any such advisers during fiscal year 2006. For information relating to nominations of directors by our shareholders, see “— Director Candidates” above. Our Nominating and Corporate Governance Committee held three meetings during fiscal year 2006 (including by telephone conference).

Report of the Audit Committee

The Audit Committee of the Board of Directors oversees our financial reporting process on behalf of our Board of Directors, reviews our financial disclosures, oversees our internal audit function, and meets privately, outside the presence of our management, with our independent registered public accounting firm and our internal auditors to discuss our internal accounting control policies and procedures. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements contained in the Annual Report on Form 10-K and the quarterly financial statements during fiscal 2006, including the specific disclosures in the section titled “Management Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to our Board of Directors. The Audit Committee also selects and appoints our independent registered public accounting firm, reviews the performance of the independent registered public accounting firm in the annual audit and in assignments unrelated to the audit, assesses the independence of the independent registered public accounting firm and reviews and approves the independent registered public accounting firm’s fees. The Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which is attached as an appendix to this proxy statement.

The Audit Committee is composed of three non-employee directors, each of whom is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees and under Rule 10A-3(b)(1) of the Exchange Act. The Board of Directors has determined that each of Messrs. Sicchitano and Doyle and Ms. King qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting and/or related financial management expertise as required under the rules of the NYSE.

The Audit Committee held eleven meetings (including by telephone conference) during the fiscal year ended October 28, 2006. The meetings were designed to facilitate and encourage communication between members of the Audit Committee and management as well as private communication between the members of the Audit Committee, our internal auditor and our independent registered public accounting firm, Ernst & Young LLP.

The Audit Committee reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm (i) the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU§380), and (ii) the independent registered public accounting firm’s independence from Analog Devices and its management, including the matters in the written disclosures we received from the independent registered public accounting firm as required by the Public Company Accounting Oversight Board’s Rule 3600T, which adopted on an interim basis Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of the provision of non-audit services by the independent registered public accounting firm with the independent registered public accounting firm’s independence.

Based on its review and discussions, the Audit Committee recommended to our Board of Directors (and the Board of Directors has approved) that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 28, 2006. The Audit Committee also selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 3, 2007.

Audit Committee,
Kenton J. Sicchitano, Chairman
John L. Doyle
Christine King

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended October 28, 2006 and October 29, 2005.

	Fiscal 2006	Fiscal 2005

Audit Fees	$2,075,000	$1,928,000
Audit-Related Fees	597,000	510,000
Tax Fees	612,000	570,000

Total Fees	$3,284,000	$3,008,000

Audit Fees.  These are fees related to professional services rendered in connection with the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and Ernst & Young’s own audit of our internal control over financial reporting, the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q, international statutory audits, and accounting consultations that relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles.

Audit-Related Fees.  These are fees for assurance and related services and consisted primarily of specific internal control process reviews, audits of employee benefit plans, and consultations regarding accounting and financial reporting. The fiscal 2006 fees also included the fees associated with the carve-out audit required as part of the sale of our DSP-based DSL ADIC and network processor product line during fiscal 2006.

Tax Fees.  These are fees for professional services related to tax return preparation services for our expatriates, international tax returns, tax advice and assistance with international tax audits. Included in this amount are fees of $487,000 in fiscal 2006 and $427,000 in fiscal 2005 for tax compliance services for our international affiliates and tax return preparation services for our expatriate employees on international assignments. Ernst & Young does not provide tax services to any executive officer of Analog Devices.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to Analog Devices by the independent registered public accounting firm during the following 12 months. At the time such pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm must report to the Audit Committee regarding each service actually provided to Analog Devices.

If the cost of any service exceeds the pre-approved monetary limit, such service must be approved (1) by the entire Audit Committee if the cost of the service exceeds $100,000 or (2) by the Chairman of the Audit Committee if the cost of the service is less than $100,000 but greater than $10,000. If the cost of any service exceeds the pre-approved monetary limit, individual items with a cost of less than $10,000 each do not require further pre-approval, provided that the total cost of all such individual items does not exceed $40,000 and an update of all items in this category is provided to the Audit Committee at each quarterly scheduled meeting. However, if the cost of all such individual items will exceed $40,000, the Chairman of the Audit Committee must receive a summary of such items with a request for approval of any amounts to be incurred in excess of $40,000.

The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve any audit or non-audit services to be provided to Analog Devices by the independent registered public accounting firm for which the cost is less than $100,000. During fiscal year 2006, no services were provided to Analog Devices by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

Directors’ Compensation

Messrs. Fishman and Stata were the only directors during fiscal 2006 that were also employees of Analog. Mr. Fishman’s compensation is included in the Summary Compensation Table on page 20 and Mr. Stata’s compensation is included under “Certain Relationships and Related Transactions.”

Analog Devices compensates each non-employee director as follows:

Cash Compensation — Board.  During fiscal 2006, we paid each non-employee director an annual retainer of $40,000. Effective October 29, 2006, the Board increased the annual cash retainer payable to each non-employee director from $40,000 to $60,000 per fiscal year. The Company pays the cash retainers in quarterly installments of $15,000 each on the 15th day of December, March, June and September of each fiscal year.

Cash Compensation — Committee Chairpersons.  During fiscal 2006, we paid an annual retainer of $10,000 to the Chairpersons of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Effective October 29, 2006, the Board increased the annual cash retainer payable to each of the Chairpersons of the Audit Committee and the Compensation Committee of the Board of Directors from $10,000 to $15,000 per fiscal year. The annual cash retainer payable to the Chairperson of the Nominating and Corporate Governance Committee of the Board of Directors remains at $10,000 per fiscal year.

Equity Compensation.  On December 6, 2005, we granted to each non-employee director an option for the purchase of 15,000 shares of our common stock at an exercise price of $39.44 per share, which was equal to the closing price per share of our common stock on the date of grant, with the exception of Mr. Hodgson, who received a pro-rated annual option grant of 3,750 shares because he had received a grant of an option to purchase 18,000 shares upon joining our Board in September 2005. Each option will vest and become exercisable with respect to the shares covered by it in three equal installments on each of the first, second and third anniversaries of the date of grant. Effective October 29, 2006, the Board established the following stock option grant policy for non-employee directors:

Initial Grants.  Each newly elected non-employee director will automatically be granted a non-qualified stock option to purchase 15,000 shares of common stock of the Company under our 2006 Stock

Incentive Plan (the “2006 Plan”) on the 15th day of the month following the date of initial election as a director, or if the New York Stock Exchange is closed on that day, the next succeeding business day that the New York Stock Exchange is open, at an option exercise price equal to the fair market value of the common stock on the date of grant (which will equal the closing price of the common stock on the date of grant, unless otherwise determined by the Compensation Committee). Each option will vest and become exercisable with respect to the shares covered by it in three equal installments on each of the first, second and third anniversaries of the date of grant. Upon the occurrence of a Change in Control Event (as defined in the 2006 Plan), the vesting of each such option will be fully accelerated and the option will thereafter be exercisable in full until the date that is ten (10) years after the date of grant. Upon retirement of the director after attaining age 60, the option will, at the time of retirement, be exercisable for that number of shares of common stock which equals the sum of (i) the shares which are then vested and exercisable and (ii) the shares which would otherwise become vested and exercisable on the next succeeding anniversary of the date of grant of the option had the director continued to serve through such date, and will continue to be exercisable until the date that is ten (10) years after the date of grant.

Annual Grants.  On an annual basis, each incumbent non-employee director will automatically be granted a non-qualified stock option to purchase 15,000 shares of common stock of the Company under the 2006 Plan (with the number of shares subject to the first annual option granted to a director to be on a pro rata basis based on the length of service during the calendar year in which such director was elected) on the second business day following January 1 that the New York Stock Exchange is open, at an option exercise price equal to the fair market value of the common stock on the date of grant (which will equal the closing price of the common stock on the date of grant, unless otherwise determined by the Compensation Committee). Each option will vest and become exercisable with respect to the shares covered by it in three equal installments on each of the first, second and third anniversaries of the date of grant. Upon the occurrence of a Change in Control Event (as defined in the 2006 Plan), the vesting of each such option will be fully accelerated and the option will thereafter be exercisable in full until the date that is ten (10) years after the date of grant. Upon retirement of the director after attaining age 60, the option will, at the time of retirement, be exercisable for that number of shares of common stock which equals the sum of (i) the shares which are then vested and exercisable and (ii) the shares which would otherwise become vested and exercisable on the next succeeding anniversary of the date of grant of the option had the director continued to serve through such date, and will continue to be exercisable until the date that is ten (10) years after the date of grant.

We also reimburse our directors for travel and other related expenses. Each director can elect to defer receipt of his or her fees under our Deferred Compensation Plan. See “Information About Executive Compensation — Deferred Compensation Plan.”

For fiscal 2007, in accordance with the policy described above, on January 4, 2007, we granted stock options to each non-employee director for the purchase of 15,000 shares of our common stock at an exercise price of $33.41 per share.

Certain Relationships and Related Transactions

During fiscal year 2006, we paid Mr. Stata, our founder and Chairman of the Board of Directors, a salary for his services as an employee of Analog Devices in the amount of $200,000, a cash bonus of $141,231, and other compensation of $14,000, representing the amount contributed or accrued by us in fiscal year 2006 under applicable retirement arrangements.

In fiscal 2006, the amount of interest credited with respect to Mr. Stata’s deferred compensation balance in our Deferred Compensation Plan in excess of 120% of the applicable federal long-term rate (5.37%) was $45,218, and the total amount of interest credited to Mr. Stata’s deferred compensation balance in fiscal 2006 (without any reduction for the amount of interest earned by Analog Devices on assets related to such deferred compensation balance) was $416,067. Mr. Stata’s deferred compensation balance was distributed, upon his request, in December 2005. See “Information About Executive Compensation — Deferred Compensation Plan” for further information relating to this plan.

On December 6, 2005, we granted a stock option to Mr. Stata for the purchase of 40,000 shares of our common stock at an exercise price of $39.44 per share. This option is exercisable, subject to Mr. Stata’s continued employment with us, in five equal annual installments, on each of the first, second, third, fourth and fifth anniversaries of the grant date. Following the end of fiscal year 2006, on January 4, 2007, we granted a stock option to Mr. Stata for the purchase of 40,000 shares of our common stock at an exercise price of $33.41 per share. This option is exercisable, subject to Mr. Stata’s continued employment with us, in five equal annual installments, on each of the first, second, third, fourth and fifth anniversaries of the grant date.

We employ Adam S. Champy, the son of James A. Champy, a director of Analog Devices, as an engineer in our Micromachined Products Division. Adam Champy joined Analog Devices after graduating from the Massachusetts Institute of Technology with a Masters of Engineering in Computer Science and Electrical Engineering. In fiscal year 2006, Adam S. Champy earned $89,396 of cash compensation, which includes his salary, bonus and Analog Devices’ contribution to The Investment Partnership Plan. On December 6, 2005, he was granted a stock option for the purchase of 203 shares of our common stock at an exercise price of $39.44 per share.

During fiscal year 2006, we had a contract with Fidelity Employer Services Company LLC (FESCO), Fidelity Institutional Retirement Services Company (FIRSCO), and Fidelity Brokerage Services LLC (FBS) to provide payroll administration, Deferred Compensation Plan administration, 401(k) plan administration, and stock plan administration. Fidelity Management Trust Company (FMTC) serves as trustee with respect to the assets of our 401(k) plan and Deferred Compensation Plan. We paid fees for these services totaling approximately $1.8 million in fiscal year 2006. Additionally, fees are paid by plan participants in the form of commissions and brokerage fees generated on various transactions. FESCO, FIRSCO, FBS and FMTC are subsidiaries of FMR Corp. Based on a Form 13F-HR filed by FMR Corp. on November 14, 2006, FMR Corp. beneficially owned more than five percent of our common stock as of September 30, 2006.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Summary Compensation

The following table contains certain information about the compensation for each of the last three fiscal years of our chief executive officer and our four other most highly compensated executive officers who were serving as executive officers on October 28, 2006:

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation (1)			Awards
				Other	Number of
				Annual	Securities	All Other
	Fiscal	Salary	Bonus	Compensation	Underlying	Compensation
Name and Principal Position	Year	($)	($)(2)	($)(3)	Options	($)(4)(5)

Jerald G. Fishman	2006	930,935	1,314,767	141,540	—	64,360
President and Chief	2005	930,935	414,445	1,003,632	400,000	65,165
Executive Officer	2004	930,935	688,892	1,269,414	400,000	65,165
Brian P. McAloon	2006	430,219	334,181	—	—	33,590
Vice President, DSP	2005	430,219	143,648	33,490	65,000	21,511
and System Products Group	2004	430,219	238,771	151,241	65,000	30,115
Joseph E. McDonough	2006	372,440	332,869	—	50,000	29,330
Vice President, Finance	2005	341,403	106,786	87,637	65,000	23,828
and Chief Financial Officer	2004	403,477	223,930	197,105	65,000	31,676
Robert R. Marshall	2006	365,000	321,656	—	50,000	89,773
Vice President, Worldwide	2005	361,250	122,344	—	65,675	92,482
Manufacturing	2004	341,250	189,788	—	65,517	88,208
Robert P. McAdam	2006	365,000	321,656	—	40,000	89,773
Vice President and General	2005	361,250	122,344	—	65,675	92,482
Manager, Analog	2004	340,750	189,533	—	65,517	91,880
Semiconductor Components

(1)	Reflects compensation earned in the fiscal years presented, including amounts deferred at the election of the executive officer pursuant to our Deferred Compensation Plan. See “— Deferred Compensation Plan.” Compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits comprised less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the executive officer for such year.

(2)	Bonus payments for the fiscal year indicated were paid pursuant to the terms of the applicable bonus plan in place for that fiscal year. All such bonus payments were based on Analog Devices’ operating profits before tax.

(3)	These amounts reflect only the interest earned in excess of the interest that would have been earned at a rate equal to 120% of the applicable federal long-term rate, under the fixed-rate investment option on account balances under our Deferred Compensation Plan. SEC regulations consider the “market rate” to be 120% of the applicable federal long-term rate, or AFR. Earnings credited to participants electing the fixed-rate investment option for fiscal year 2006 were calculated using an average interest rate of 6.57% and 120% of the average AFR was 5.37%. The total amount of interest credited to Mr. Fishman’s deferred compensation account in fiscal 2006 was $1,284,505. See “— Deferred Compensation Plan” below for further information relating to this plan.

(4)	With respect to Messrs. Fishman, McAloon and McDonough, reflects pro-rated amounts contributed or accrued by us with respect to each fiscal year under our retirement arrangements, each of which is calendar-year based, including amounts contributed to the accounts of each of these participants under The Investment Partnership Plan of Analog Devices based on annual compensation up to the applicable compensation limit under this plan, plus additional amounts based on annual compensation in excess of such limit that was either contributed to the participant’s account under our Deferred Compensation Plan or paid directly to the employee.

(5)	With respect to Messrs. Marshall and McAdam, these amounts primarily consist of pension-related costs under the Analog Devices B.V. Executive Pension Plan.

Option Grants in Fiscal 2006

The following contains information regarding stock options granted during fiscal year 2006 to the executive officers named in the Summary Compensation Table:

Option Grants in Last Fiscal Year

		Percent
		of Total
	Number of	Options			Potential Realizable Value
	Securities	Granted to			at Assumed Annual Rates
	Underlying	Employees	Exercise		of Stock Price Appreciation
	Options	in Fiscal	Price per	Expiration	for Option Term(4)
Name	Granted(1)	Year(2)	Share ($)(3)	Date	5% ($)	10% ($)

Joseph E. McDonough	50,000	0.58%	$39.44	12/06/15	$1,240,180	$3,142,860
Robert R. Marshall	50,000	0.58%	$39.44	12/06/15	$1,240,180	$3,142,860
Robert P. McAdam	40,000	0.46%	$39.44	12/06/15	$992,144	$2,514,288

(1)	Represents options granted on December 6, 2005. Each option has an exercise price per share equal to the fair market value per share of our common stock on the date of grant and becomes exercisable, subject to the optionee’s continued employment with us, in five equal annual installments, on each of the first, second, third, fourth and fifth anniversaries of the grant date except for Mr. McDonough’s option, which is exercisable in installments of one-fifth on each of the first and second anniversaries of the grant date and three-fifths on the third anniversary of the grant date. At Mr. Fishman’s request, the Compensation Committee granted to him no stock options in fiscal 2006, consistent with the Company’s objective to reduce its overall annual stock option dilution rate.

(2)	Calculated based on stock options to purchase an aggregate of 8,642,947 shares of our common stock granted to employees during fiscal year 2006.

(3)	The exercise price per share is equal to the fair market value per share of our common stock on the date of grant. The grant date fair value of these options was $11.6368 per share and was computed using a Black-Scholes valuation methodology pursuant to Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. The grant date fair value of these options was estimated using the following assumptions: 4.42% risk free interest rate; 1.22% dividend yield; 28.64% expected volatility; and a 5-year expected life. The actual value realized from the option, if any, will depend on the future sale price after the option is exercised and the shares are sold.

(4)	Potential realizable value is based on an assumption that the market price of our common stock will appreciate at the stated rates (5% and 10%), compounded annually, from the date of grant until the end of the 10-year term. These values are calculated based on rules promulgated by the SEC and do not reflect our estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of the price of our common stock and the timing of option exercises.

Following the end of fiscal year 2006, on January 4, 2007, we granted the following stock options to our executive officers named in the Summary Compensation Table, in each case at an exercise price of $33.41 per share:

Stock Options Granted on January 4, 2007 to Executive Officers Named in
the Summary Compensation Table

Number of Shares
Underlying
Executive Officer	Options Granted

Jerald G. Fishman	250,000
Joseph E. McDonough	50,000
Robert R. Marshall	50,000
Robert P. McAdam	50,000

Aggregated Option Exercises During Fiscal 2006 and Fiscal Year-End Option Values

The following table contains information concerning the exercise of stock options during the fiscal year ended October 28, 2006 by each of our executive officers named in the Summary Compensation Table and the number and value of unexercised options held by each of them on October 28, 2006:

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options
		Value	Year-End (#)		at Fiscal Year-End ($)(2)
	Shares Acquired	Realized	Exercisable/		Exercisable/
Name	on Exercise (#)	($)(1)	Unexercisable		Unexercisable

Jerald G. Fishman	—	—	2,607,297	/ 1,101,667	21,440,075	/ 1,405,000
Brian P. McAloon	26,668	771,185	398,789	/ 176,667	2,225,649	/ 224,800
Joseph E. McDonough	—	—	319,930	/ 226,667	936,200	/ 224,800
Robert R. Marshall	294,000	7,521,096	240,860	/ 226,667	391,400	/ 224,800
Robert P. McAdam	60,000	1,774,476	514,756	/ 216,667	5,597,170	/ 224,800

(1)	Value represents the difference between the closing price per share of our common stock on the date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

(2)	Value of unexercised in-the-money options represents the difference between the closing price per share of our common stock on October 27, 2006, the last trading day of fiscal year 2006 ($31.13), and the exercise price per share of the stock option, multiplied by the number of shares subject to the stock option.

Pension Plan

Messrs. Marshall and McAdam are the only executive officers named in the Summary Compensation Table included in this proxy statement who participate in a defined-benefit plan, The Analog Devices B.V. Executive Pension Plan.

The Analog Devices B.V. Executive Pension Plan

The Analog Devices B.V. Executive Pension Plan is a defined-benefit pension plan covering all permanent, full-time executive employees of our Irish subsidiaries.

A participant in this pension plan will be entitled to receive an annual pension equal to the sum of 1/60th of the participant’s “final pensionable salary,” multiplied by the number of years of “pensionable service” with us. “Final pensionable salary” is defined as the annual average of the three highest consecutive “pensionable salaries” during the 10 years preceding the normal retirement date or earlier termination date. “Pensionable salary” is defined at any date as the salary on that date less an amount equal to one and one-half times the Contributory Old Age Pension payable under the Social Welfare Acts in Ireland. “Pensionable service” is defined as the period of service of the participant with us up to the normal retirement date, the date of earlier retirement or the date of terminating service with us. For senior executives retiring at age 60, pensionable service is defined as if service continued to age 65. The normal retirement date under the pension plan is defined as the last day of the month in which a participant attains his or her 65th birthday. For senior executives, the retirement age under the pension plan is 60.

Pension Plan Table
Annual Estimated Benefits Provided by
The Analog Devices B. V. Executive Pension Plan

	Years of Service
Remuneration	15	20	25	30	35

$125,000	$35,456	$44,321	$53,185	$62,049	$70,913
150,000	43,790	54,737	65,685	76,632	87,579
175,000	52,123	65,154	78,185	91,215	104,246
200,000	60,456	75,571	90,685	105,799	120,913
225,000	68,790	85,987	103,185	120,382	137,579
250,000	77,123	96,404	115,685	134,965	154,246
300,000	93,790	117,237	140,685	164,132	187,579
400,000	127,123	158,904	190,685	222,465	254,246
450,000	143,790	179,737	215,685	251,632	287,579
500,000	160,456	200,571	240,685	280,799	320,913

For the purpose of calculating the amounts shown in the table, we have assumed that the participants in the specified ranges are senior executives who retired on October 28, 2006 at the age of 60 and that all payments were made on a straight life annuity basis. These payments are not subject to any further deduction for social security benefits or other offset amounts.

Each of Messrs. Marshall and McAdam had approximately 27 years of credited service under this pension plan as of October 28, 2006, and are considered senior executives for the purposes of the pension plan. As part of their employment arrangements with us, Messrs. Marshall and McAdam will be, in the event that they retire at age 60, entitled to have their pension benefits increased to the maximum amount payable under the pension plan (which is two-thirds of final pensionable salary). However, their benefits under the pension plan will be pro rated based on their years of service with us if they retire prior to age 60. Compensation covered under this pension plan includes the salaries shown in the Summary Compensation Table included in this proxy statement.

Option Program Description

Our stock option program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. We currently have one plan, the 2006 Stock Incentive Plan, as amended, or the 2006 Plan, under which we grant equity awards. Under the 2006 Plan, options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards, may be granted to all employees, officers, directors, consultants and advisors of Analog. Substantially all of our employees participate in this plan. All options have a term of ten years and generally vest in five equal installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. The 2006 Plan does not permit us to grant options at exercise prices that are below the fair market value of our common stock as of the date of grant. We believe that our option program is critical to our efforts to create and maintain a competitive advantage in the extremely competitive semiconductor industry.

We have set the fiscal 2007 maximum dilution percentage related to our option program at 2.0%. The dilution percentage is calculated as the total number of shares of common stock underlying option grants during the year, net of management’s estimated cancellations for the year, divided by total outstanding shares of our common stock as of the end of fiscal 2006.

All stock option grants to executive officers and directors can be made only from shareholder-approved plans and are made after a review by, and with the approval of, the Compensation Committee of our Board of Directors. All members of the Compensation Committee are independent directors, as defined by the rules of the NYSE.

The following tables provide information relating to option grants during our last five fiscal years, option activity during fiscal year 2006 and options outstanding as of October 28, 2006.

Employee and Executive Option Grants

	Five Year
	Average	2006	2005	2004	2003(1)	2002(1)

Net grants during the period as a percentage of average outstanding shares(2)	2.8%	1.2%	2.8%	2.9%	0%	7.1%
Grants to our named executive officers during the period as a percentage of options granted	4.6%	1.6%	5.4%	5.1%	0.1%	5.1%
Grants to our named executive officers during the period as a percentage of average outstanding shares	0.2%	0.04%	0.2%	0.2%	0%	0.4%
Cumulative options held by our named executive officers as a percentage of total options outstanding	7.6%	7.1%	7.7%	7.2%	7.1%	6.9%

(1)	Options were generally granted once per year between September and January as part of our annual performance appraisal process. Occasionally, as in fiscal year 2002, two sets of option grants can fall within one fiscal year, as the process spans the end of one fiscal year and the beginning of the next fiscal year. Conversely, as in fiscal year 2003, there are fiscal years in which no annual merit options are granted.

(2)	Net grants are defined as option grants less cancellations.

Summary of Option Activity — Fiscal 2006

		Restricted Awards Outstanding		Options Outstanding
	Shares Available		Weighted	Number of	Weighted
	for Future	Restricted	Average Grant	Shares	Average
	Option	Awards	Date Fair Value	Underlying	Exercise
	Grants (#)	Outstanding (#)	per Share ($)	Options (#)	Price ($)

October 29, 2005	23,456,688	—	$—	85,489,378	$32.75

Shares authorized for 2006 Stock Incentive Plan	15,000,000
Shares canceled upon termination of stock plans	(15,967,793)
Restricted awards granted(1)	(165,657)	55,219	$35.35
Grants	(8,751,697)			8,751,697	$38.65
Exercises	NA			(5,381,744)	$15.32
Cancellations	4,398,353			(4,398,353)	$40.05

October 28, 2006	17,969,894	55,219	$35.35	84,460,978	$34.09

(1)	The 2006 Plan provides that for purposes of determining the number of shares available for issuance under the 2006 Plan, any restricted stock award, restricted stock unit or other stock-based award with a per share or per unit price lower than the fair market value of our common stock on the date of grant (a “Full-Value Award”) will be counted as three shares for each share subject to the Full-Value Award. The Company granted limited restricted stock awards and restricted stock units during fiscal year 2006 to attract key employees and in conjunction with acquisitions.

In-the-Money and Out-of-the-Money Option Information as of October 28, 2006

	Exercisable			Unexercisable			Total
			Wtd. Avg.			Wtd. Avg.			Wtd. Avg.
			Exercise			Exercise			Exercise
Range of Exercise Prices	Shares (#)%		Price ($)	Shares (#)%		Price ($)	Shares (#)%		Price ($)

$3.07-$8.13	8,235,388	13	$7.09	71,554	1	$3.07	8,306,942	10	$7.05
$8.14-$28.70	7,892,186	13	$19.89	3,148,695	13	$20.63	11,040,881	13	$20.10
$28.71-$31.13	9,146,141	15	$28.76	27,452	0	$30.81	9,173,593	11	$28.77

In-the-Money	25,273,715	41	$18.93	3,247,701	14	$20.33	28,521,416	34	$19.09

$31.13-$39.22	3,734,183	6	$37.50	11,167,320	48	$37.51	14,901,503	18	$37.51
$39.23-$42.73	10,760,851	18	$41.06	8,033,452	34	$39.51	18,794,303	22	$40.40
$42.74-$45.05	9,804,613	16	$44.49	—	0	$0	9,804,613	11	$44.49
$45.06-$52.30	10,891,678	18	$45.61	905,000	4	$45.27	11,796,678	14	$45.58
$52.31-$99.25	642,465	1	$66.98	—	0	$0	642,465	1	$66.98

Out-of-the-Money(1)	35,833,790	59	$43.47	20,105,772	86	$38.66	55,939,562	66	$41.74

Total Options Outstanding	61,107,505	100	$33.32	23,353,473	100	$36.11	84,460,978	100	$34.09

(1)	Out-of-the-money options are those options with an exercise price equal to or above the closing price per share of our common stock on October 27, 2006 ($31.13).

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of October 28, 2006 about the securities issued, or authorized for future issuance, under our equity compensation plans, consisting of our 2006 Stock Incentive Plan, our 2001 Broad-Based Stock Option Plan, our 1998 Stock Option Plan, our Restated 1994 Director Option Plan, our Restated 1988 Stock Option Plan, our 1992 Employee Stock Purchase Plan, our 1998 International Employee Stock Purchase Plan and our Employee Service Award Program.

Equity Compensation Plan Information

	(a)		(b)	(c)
				Number of Securities
				Remaining Available for
	Number of Securities to be		Weighted-Average	Future Issuance Under
	Issued Upon Exercise of		Exercise Price of	Equity Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights(1)		Warrants and Rights	Reflected In Column (a))

Equity compensation plans approved by shareholders	44,171,862		$32.26	18,686,980	(2)
Equity compensation plans not approved by shareholders	40,281,322	(3)	$36.11	413,018	(4)

Total	84,453,184		$34.10	19,099,998	(5)

(1)	This table excludes an aggregate of 7,794 shares issuable upon exercise of outstanding options assumed by Analog Devices in connection with various acquisition transactions. The weighted average exercise price of the excluded options is $20.22.

(2)	Includes 717,086 shares issuable under our 1992 Employee Stock Purchase Plan. During fiscal 2006, our Board of Directors decided that the offering period which ended June 1, 2006 was the last offering period under our employee stock purchase plans. Additionally, the 2006 Plan provides that for purposes of determining the number of shares available for issuance under the 2006 Plan, any restricted stock award, restricted stock unit or other stock-based award with a per share or per unit price lower than the fair market value of our common stock on the date of grant (a “Full-Value Award”) will be counted as three shares for each share subject to the Full-Value Award. Our 2006 Plan, which was approved by shareholders in March 2006, allows for the issuance of 15 million shares of our common stock, plus any shares that were subject to outstanding options under 1998 Plan and 2001 Plan as of January 23, 2006 that are subsequently terminated or expire without being exercised.

(3)	Consists of shares issuable upon exercise of outstanding options granted pursuant to our 2001 Broad-Based Stock Option Plan, which did not require the approval of shareholders and has not been approved by our shareholders. Upon adoption of the 2006 Plan, no further grants may be made under the 2001 Broad-Based Stock Option Plan. A description of the 2001 Broad-Based Stock Option Plan is set forth below.

(4)	Consists of 213,835 shares issuable under our Employee Service Award Program and 199,183 shares issuable under our 1998 International Employee Stock Purchase Plan. During fiscal 2006, our Board of Directors decided that the offering period which ended June 1, 2006 was the last offering period under our employee stock purchase plans. A description of the 1998 International Employee Stock Purchase Plan and the Employee Service Award Program is set forth below.

(5)	Includes 916,269 shares issuable under our employee stock purchase plans and 213,835 shares issuable under our Employee Service Award Program. During fiscal 2006, our Board of Directors decided that the offering period which ended June 1, 2006 was the last offering period under our employee stock purchase plans.

2001 Broad-Based Stock Option Plan

In December 2001, our Board of Directors adopted the 2001 Broad-Based Stock Option Plan, or the 2001 plan, pursuant to which non-statutory stock options for up to 50,000,000 shares of common stock may be granted to employees, consultants or advisors of Analog Devices and its subsidiaries, other than executive officers and directors. The 2001 plan was filed most recently as an exhibit to our Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the SEC on January 29, 2003. In December 2002, our Board of Directors adopted an amendment to the 2001 plan to provide that the terms of outstanding options under the 2001 plan may not be amended to provide an option exercise price per share that is lower than the original option exercise price per share. Upon adoption of the 2006 Plan, no further grants may be made under the 2001 plan.

Our Board of Directors is authorized to administer the 2001 plan, which includes authorization to adopt, amend and repeal the administrative rules relating to the 2001 plan and to interpret the provisions of the 2001 plan. Our Board of Directors may amend, suspend or terminate the 2001 plan at any time. Our Board of Directors has delegated to the Compensation Committee authority to administer certain aspects of the 2001 plan.

Our Board of Directors and our Compensation Committee have the authority to select the recipients of options under the 2001 plan and determine (1) the number of shares of common stock covered by such options, (2) the dates upon which such options become exercisable (which is typically in three equal installments on each of the third, fourth and fifth anniversaries of the date of grant; four equal installments on each of the second, third, fourth and fifth anniversaries of the date of grant; or five equal installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant), (3) the exercise price of options (which may not be less than the fair market value of the common stock on the date of grant), and (4) the duration of the options (which may not exceed 10 years).

If any option granted under the 2001 plan expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by that option will again be available for grant under the 2001 plan. No option may be granted under the 2001 plan after December 5, 2011, but options previously granted may extend beyond that date.

Our Board of Directors is required to make appropriate adjustments in connection with the 2001 plan to reflect any stock split, stock dividend, recapitalization, liquidation, spin-off or other similar event. The 2001 plan also contains provisions addressing the consequences of any reorganization event or change in control.

If a reorganization event occurs, the 2001 plan requires our Board of Directors to provide that all the outstanding options are assumed, or equivalent options substituted, by the acquiring or succeeding entity, and if not, all then unexercised options, would become exercisable in full and would terminate immediately prior to the consummation of the reorganization event. If those options are assumed or replaced with substituted options, they would continue to vest in accordance with their original vesting schedules. If the reorganization event also constitutes a change in control, one-half of the shares of common stock subject to then outstanding unvested options would become immediately exercisable and the remaining one-half of the unvested options would continue to vest in accordance with the original vesting schedules of such options, provided that any remaining unvested options held by an optionee would vest and become exercisable in full if, on or prior to the first anniversary of the change in control, such optionee’s employment is terminated without “cause” or for “good reason” (as those terms are defined in the 2001 plan).

1998 International Employee Stock Purchase Plan

The 1998 International Employee Stock Purchase Plan, as amended to date, or the International Employee Stock Purchase Plan, was adopted by the Board of Directors in June 1998 and most recently amended by the Board in December 2005. The International Employee Stock Purchase Plan is intended to provide a method whereby employees of subsidiary corporations of ADI residing in countries other than the United States have the opportunity to acquire shares of common stock of ADI. There are a total of 1,000,000 shares of ADI common stock authorized for issuance under the International Employee Stock Purchase Plan, of which 747,647 shares have been issued as of the date of this proxy statement.

The Board of Directors has appointed the Compensation Committee of the Board to administer the International Employee Stock Purchase Plan. The Compensation Committee is authorized to interpret the provisions of the International Employee Stock Purchase Plan and adopt rules relating to its administration, subject to the final jurisdiction of the Board of Directors. The Board of Directors may at any time terminate or amend the International Employee Stock Purchase Plan. Unless extended or earlier terminated by the Board of Directors, the International Employee Stock Purchase Plan will terminate on June 1, 2008. During fiscal 2005, our Board of Directors decided that the offering period which ended June 1, 2006, was the last offering period under the International Employee Stock Purchase Plan.

The International Employee Stock Purchase Plan permits eligible employees to purchase during one or more offering periods shares of ADI common stock. An offering period generally extends for twelve months; however, the Board of Directors or the Compensation Committee may in its discretion choose a different period of fewer than twelve months. The purchase price per share under the International Employee Stock Purchase Plan is equal to the lower of 85% of the composite closing price of a share of ADI common stock as reported on the NYSE on the offering commencement date or the offering termination date. Under the International Employee Stock Purchase Plan, employees may authorize ADI to withhold up to 10% of their annual base salary (or, in the case of an offering of less than twelve months, up to 10% of their base salary for each payroll period in that offering period) to purchase shares under the International Employee Stock Purchase Plan, subject to certain limitations.

The Board of Directors is required to make appropriate adjustments with respect to the International Employee Stock Purchase Plan in the event of a change in the outstanding shares of common stock of ADI by reason of a stock dividend, subdivision, combination or exchange of shares, recapitalization or other similar event. The International Employee Stock Purchase Plan also contains provisions addressing the consequences of a merger or consolidation of ADI or a sale of assets of ADI.

Employee Service Award Program

The Employee Service Award Program, or the Program, is designed to recognize and thank employees for their long-term working relationship with ADI. All regular employees of ADI who are not executive officers are eligible to receive these awards in the form of ADI common stock. Executive officers of ADI receive these awards in cash in lieu of stock. The awards are granted to employees starting with the employee’s tenth anniversary of employment with ADI and thereafter at the end of each subsequent five-year period of employment with ADI. The value of the award at the employee’s tenth anniversary with ADI is $1,000 and the value of the award increases by $500 at each subsequent five-year service milestone. The number of shares awarded to an eligible employee is equal to the dollar value of the award divided by the closing per share price of ADI common stock as reported on the NYSE on a specified date. The Board of Directors may terminate, amend or suspend the Program at any time in its discretion.

Severance and Other Agreements

We enter into change in control employee retention agreements with each of our executive officers and other key employees providing for severance benefits in the event of termination within 24 months following a change in control (as defined in each retention agreement) that was approved by our Board of Directors. The retention agreements also provide for severance benefits if (1) we terminate the employee (other than termination for “cause”), or (2) the employee terminates his or her employment for “good reason” (as defined in his or her retention agreement) within 24 months after a change in control (as defined in each retention agreement) that was approved by our Board of Directors. The retention agreements also provide for severance benefits if an employee is terminated (other than for “cause”) within 12 months after a change in control that was not approved by our Board of Directors. The retention agreements do not provide for severance benefits in the event of an employee’s death or disability. Each retention agreement provides that, in the event of a potential change in control (as defined in each retention agreement), the employee will not voluntarily resign as an employee, subject to certain conditions, for at least six months after the occurrence of the potential change in control. The retention agreements are reviewed annually by the Compensation Committee and are automatically renewed each year unless we give the employee three months’ notice that his or her agreement will not be extended.

The retention agreements provide for the following severance benefits: (1) a lump-sum payment equal to 200% (299% in the case of certain employees who are parties to the agreements, including Messrs. Fishman, McAloon, McDonough, Marshall and McAdam) of the sum of the employee’s annual base salary plus the total cash bonuses paid or awarded to him or her in the four fiscal quarters preceding his or her termination, and (2) the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months. In addition, if payments to the employee under his or her retention agreement (together with any other payments or benefits, including the accelerated vesting of stock options or restricted stock awards that the employee receives in connection with a change in control) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, the retention agreements provide for the payment of an additional amount so that the employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Internal Revenue Code.

For other employees and senior management who are not parties to retention agreements, we have change in control policies in place that provide for lump-sum severance payments, based on length of service with us, in the event of the termination of his or her employment under certain circumstances within 18 months after a change in control (as defined in these policies). Severance payments range from a minimum of 2 weeks of annual base salary (for hourly employees with less than 5 years of service) to a maximum of 104 weeks of base salary. In addition to this payment, senior management employees with at least 21 years of service would receive an amount equal to the total cash bonuses paid or awarded to the employee in the four fiscal quarters preceding termination. In addition to the agreements and policies described above, certain of our stock option and restricted stock awards provide for immediate vesting, in part or in full of the unvested portion of the option or award upon any change in control of Analog Devices.

On November 14, 2005, we entered into an employment agreement with Jerald G. Fishman. Under the employment agreement, we agreed to continue to employ Mr. Fishman, and Mr. Fishman has agreed to continue to serve, as President and Chief Executive Officer of Analog Devices for a term of five years at an annual base salary of $930,935, subject to increase by the Compensation Committee. Mr. Fishman is entitled to annual bonuses and annual equity incentive awards as determined by the Compensation Committee. The employment agreement also contains non-competition covenants in favor of Analog Devices during Mr. Fishman’s employment and for two years thereafter. The employment agreement provides for severance benefits if Mr. Fishman’s employment with us is terminated without “cause” or terminates for “good reason,” as each of those terms is defined in his employment agreement. These benefits will be paid, following a change in control, only if they are greater than the severance benefits provided under his employee retention agreement. The severance benefits provided under the employment agreement are as follows: a lump-sum payment equal to (1) Mr. Fishman’s base salary at the time of termination plus his target annual bonus (which is the agreed upon percentage of his base salary) for the fiscal year in which termination occurs, multiplied by (2) a number equal to the lesser of (a) three or (b) the number of full years (plus a fraction representing any partial year) remaining in the employment period immediately prior to such termination. Mr. Fishman’s employment agreement also provides that if his employment with us is terminated without “cause”

or if he resigns for “good reason,” all then unvested outstanding stock options to purchase common stock of Analog Devices held by Mr. Fishman would become fully vested and exercisable in full.

Deferred Compensation Plan

Since 1995, our executive officers and directors, along with certain management and engineering employees are currently eligible to participate in the Deferred Compensation Plan, or the DCP. The DCP was established to provide participants with the opportunity to defer the receipt of all or a portion of their compensation, which includes salary, bonus, director fees and the company matching contribution. Prior to January 1, 2005, participants could also defer gains on stock options and restricted stock granted before July 23, 1997. The Company has operated the DCP in a manner it believes is consistent with Internal Revenue Service guidance regarding nonqualified deferred compensation plans.

We credit each participant’s account with earnings each year on the deferred amounts. These earnings represent the amounts that would have been earned had the deferred amounts been invested in one or more of the various investment options (as selected by the participant). Participants have elected to invest most of their DCP balances in a fixed-rate investment option that provides for a return based on the Moody’s Baa index. Earnings credited to participants electing the fixed-rate investment option for fiscal 2006 were calculated using an average interest rate of 6.57%.

Under the terms of the DCP, only the payment of the compensation earned is deferred and there is no deferral of the expense in the Company’s financial statements related to the participant’s deferred compensation and investment earnings. Salary, bonuses, director fees and investment earnings on deferred balances are charged to our income statement as an expense in the period in which the participant earned the compensation. The Company’s balance sheet includes separate line items for the Deferred Compensation Plan Investments and Deferred Compensation Plan Liabilities.

The Company holds DCP assets in a separate trust segregated from other assets. To the extent possible, the Company invests in the same investment alternatives that the DCP participants select for their DCP balances. As a result, a small portion of these assets are invested in mutual funds. Since most participants have selected a fixed rate investment option, the remaining portion of these assets are invested in high-quality, short-term interest-bearing instruments.

Participants who terminate their employment with us due to retirement after reaching age 62, disability or death will be paid their Deferred Compensation Plan balance in either a lump sum or in installments over ten or fewer years, based on the elections they have made. Participants who terminate their employment with us for any other reason will receive payment of their Deferred Compensation Plan balance in the form of a lump sum.

The following table shows for each executive officer named in the Summary Compensation Table who participates in the DCP and each director who participates in the DCP the deferred compensation activity for fiscal year 2006:

			Fiscal Year 2006 Activity
			Executive or
			Director
	Aggregate		Contributions		Aggregate	Aggregate
	Balance at		and Company	Aggregate	Withdrawals/	Balance at
Name	October 29, 2005		Match	Earnings(1)	Distributions(2)	October 28, 2006

Mr. Fishman	$144,676,395	(3)	$112,810	$1,284,505	$146,073,710	$—
Mr. Stata	$66,692,238	(4)	$—	$416,067	$67,108,305	$—
Mr. Thurow	$83,996	(5)	$—	$4,379	$88,375	$—

(1)	As per SEC regulations, only a portion of these amounts are reported in the Summary Compensation Table and described in footnote 3 on page 20. Earnings credited to the accounts of participants electing the fixed-rate investment option for fiscal year 2006 were calculated using an average interest rate of 6.57%.

(2)	As permitted by the applicable tax law, the Company in fiscal 2005 offered participants the opportunity to withdraw funds from the DCP until December 31, 2005. Messrs. Fishman, Stata and Thurow withdrew their entire DCP balances in December 2005.

(3)	These amounts represent deferred compensation amounts earned in prior years (during the period from the inception of the DCP in 1995 to October 29, 2005) relating to prior year exercises of stock options, salary, bonus, the company matching contribution, and earnings on the DCP balances. During the period from November 1995 to December 2005, Mr. Fishman deferred 100% of his salary and bonus and substantially all of the proceeds from stock options granted between December 1991 and November 1995 and exercised between December 1996 and June 2003.

(4)	These amounts represent deferred compensation amounts earned in prior years (during the period from the inception of the DCP in 1995 to October 29, 2005) relating to prior year exercises of stock options (granted between December 11, 1991 and July 23, 1997), salary, bonus, the company matching contribution, and earnings on the DCP balances.

(5)	These amounts represent deferred compensation from director fees earned in prior years (during the period from the inception of the DCP in 1995 to October 29, 2005) and the earnings on the DCP balances.

Report of the Compensation Committee

Our executive compensation program is designed to attract, retain and reward the executives responsible for the achievement of our business objectives. Pursuant to the charter of the Compensation Committee, all compensation for our executive officers, including salary, bonus, deferred compensation, perquisites, equity compensation, severance arrangements, and change-in-control benefits, is reviewed and approved by the Compensation Committee. This report is submitted by the Compensation Committee and addresses the compensation policies for fiscal year 2006 as they affected our CEO and each of our other executive officers.

Our executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. Our policy is to provide total compensation that is competitive with our peers for comparable work and comparable corporate performance. The compensation program includes both motivational and retention-related compensation components. Bonuses are included to encourage and reward effective performance relative to our current plans and objectives. Stock options are included to promote longer-term focus, to help retain key contributors and to more closely align their interests with those of our shareholders. In recent years we have increased the proportion of total compensation for executive officers attributable to variable compensation and to design elements of the compensation program that place more emphasis on rewarding executives for individual performance and Company results.

The objective of our executive compensation program is to align compensation in a meaningful way with achievement of individual performance and business goals. We reward individual skills and accomplishments, leadership competencies and long-term potential. We also tie a significant portion of total executive compensation to the annual and long-term performance of the Company. While compensation survey data are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. To that extent, the Compensation Committee applies its judgment in reconciling the program’s objectives with the realities of retaining valued employees.

The Compensation Committee has retained a compensation consultant, Pearl Meyer and Partners, to assist, among other things, in establishing annual compensation levels for executive officers. During fiscal 2006, the compensation consultant completed and delivered to the Compensation Committee a report with respect to our executive compensation program, which report included comparison data to various benchmarks. In addition, the Compensation Committee expects to have such report updated on an annual basis.

Annual compensation for our executive officers consists of three principal elements: base salary, cash bonus and equity ownership in the form of stock options and stock-based awards.

Base Salary

In setting the annual base salaries for our executives for fiscal 2006, the Compensation Committee reviewed compensation for comparable positions in a group of six peer companies selected by the Compensation Committee in the semiconductor industry. We also regularly compare our pay practices with other leading companies through reviews of survey data and information gleaned from the public disclosure filings of publicly traded companies.

Annual base salary levels are based on an evaluation of the performance of the operation or activity for which an executive has responsibility, the impact of that operation or activity on our overall performance, the skills and experience of the executive, the potential for growth and development of the executive, and a comparison of these elements with similar elements for other executives both within and outside the Company.

Executive Performance Bonus Plan for Fiscal Year 2006

During fiscal 2006, our executive officers participated in the Executive Performance Bonus Plan approved by the Compensation Committee. For fiscal 2006, we paid bonuses under that plan to our executive officers that ranged from 29% to 141% of their respective base salaries. The factors considered in the calculation of bonus payments under the Executive Performance Bonus Plan for fiscal year 2006 were as follows:

•	Eligible Earnings — this is the individual’s base pay during the bonus period.

•	Bonus Payout Factor — this is based on the Company’s operating profit before tax as a percentage of revenue for the bonus period, and was adjustable by the Compensation Committee in its sole discretion based on certain items, including but not limited to: stock option expense; asset write-downs; litigation expenses; claim judgments; settlements; changes in accounting principles or other laws or provisions affecting reported results; and any extraordinary non-recurring items. For fiscal 2006, the Compensation Committee determined to exclude stock-based compensation expense, restructuring expenses and acquisition-related expenses to calculate the Bonus Payout Factor. The Bonus Payout Factor ranges from zero to three, and the Bonus Payout Factor for fiscal 2006 was 1.175.

•	Individual’s Bonus Target Percentage of Salary — this is a percentage of an individual’s eligible earnings, determined individually for each executive officer by the Compensation Committee and ranging from 25% to 120%. In general, the bonus target percentages were highest for executive officers with increased operating responsibilities.

The bonus calculated by multiplying these three factors was then subject to the following potential adjustments:

•	Evaluation of Individual’s Performance — the Compensation Committee, in its discretion, could reduce, but not increase, the calculated bonus by as much as 50% based on an evaluation of the executive’s individual performance.

•	Company Performance Relative to Competitors — the calculated bonus could be increased by as much as 25% based on the Company’s sales growth during the bonus period relative to the sales growth of a group of peer companies selected by the Compensation Committee. No bonus adjustments were made for fiscal 2006 based on this factor.

•	Company EPS Relative to Annual Plan — the calculated bonus could be increased by as much as 25% if the Company’s diluted EPS for the year is equal to or exceeds the plan established at the beginning of the year. For purposes of the Executive Performance Bonus Plan, the Compensation Committee had discretion to adjust diluted EPS to exclude certain items, including but not limited to: stock option expense; asset write-downs; litigation expenses; claim judgments; settlements; changes in accounting principles or other laws or provisions affecting reported results; and any extraordinary non-recurring items. No bonus adjustments were made for fiscal 2006 based on this factor.

Equity Ownership

Total compensation of our executive officers also includes long-term incentives afforded by stock options and, to a lesser extent, stock-based awards. The purpose of our equity ownership program and our usage of stock options is to reinforce the mutuality of long-term interests between our employees and our shareholders, and to assist in the attraction and retention of important key executives and employees who are essential to our success.

Generally, awards under our equity ownership programs include time-based vesting periods to optimize the retention value of these awards and to orient recipients to the achievement of longer-term goals, objectives and success. Generally, employees who terminate their employment (other than upon death or disability) prior to completion of these vesting periods forfeit the unvested portions of these awards. Our options typically do not fully vest until five years from the date of grant. While we believe that these longer vesting periods are in the best interest of our shareholders, they tend to increase the number of stock options outstanding at any given time compared to companies that grant stock options with shorter vesting schedules.

We annually set a goal to keep dilution related to our equity ownership program to a certain percentage, net of forfeitures. The dilution percentage is calculated as the total number of shares of common stock underlying new option grants made during the year, net of management’s estimated forfeitures and cancellations for the year, divided by total outstanding shares of our common stock. For fiscal 2006, we set the percentage target at 2.3%. The actual percentage for fiscal 2006 was 1.3%. For fiscal 2007, we have set the percentage target at 2.0%.

Before granting any stock options to our executive officers, the Compensation Committee reviews survey information of the stock option programs of peer companies and other companies with comparable capitalization. The number of shares of common stock underlying stock option awards is generally intended to reflect the significance of the executive officer’s current and anticipated contributions to our overall performance.

Stock Option Grant Date Policy

Our policy is that we will not time or select the grant dates of any stock options or stock-based awards in coordination with the release by us of material non-public information, nor will we have any program, plan or practice to do so. In addition, during fiscal 2006 the Compensation Committee adopted the following specific policies regarding the grant dates of stock options and stock-based awards, which we refer to as awards, made to the Company’s executive officers and employees:

•	New Hire Grants: The grant date of all awards to newly hired executive officers and employees shall be the 15th day of the month following the date of hire (or the next succeeding business day that the NYSE is open). The exercise price of all new hire awards will equal the closing price of our common stock on the grant date.

•	Annual Grants: The Compensation Committee will approve the annual award grants to our executive officers and employees at one or more meetings held after we file our Annual Report on Form 10-K and prior to December 31. The grant date of all annual awards will be the 2nd business day following January 1 that the NYSE is open. The Compensation Committee has determined to fix the grant date of the annual awards in early January because it follows the conclusion of both our worldwide annual employee compensation review process and the December holiday season and thereby allows us to complete in a timely and efficient manner the numerous administrative and accounting requirements associated with the annual awards. The exercise price of all annual awards will equal the closing price of our common stock on the grant date.

•	Other Grants: All other awards granted to existing executive officers and employees throughout the year (“off-cycle awards”) will have a grant date of the 15th day of the month (or the next succeeding business day that the NYSE is open), provided that the award is approved on or prior to such grant date. No off-cycle awards may be granted to our executive officers during the quarterly and annual blackout periods under our insider trading policy. The quarterly and annual blackout periods commence three weeks prior to the end of each fiscal quarter and terminate on the third business day after the Company’s quarterly earnings are announced. The exercise price of all off-cycle awards will equal the closing price of our common stock on the grant date.

Stock Ownership Guidelines

In fiscal 2006, the Board of Directors established stock ownership guidelines for our directors and executive officers. Under our guidelines, the target share ownership levels are two times the annual cash retainer for directors, two times annual salary for the CEO and one times annual salary for other executive officers. Directors (including the CEO) have three years to achieve their targeted level. Executive officers other than the CEO have five years to achieve the targeted level. Shares subject to unexercised options, whether or not vested, will not be counted for purposes of satisfying these guidelines.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan under which our executive officers and directors, along with a group of management and engineer employees, are eligible to defer receipt of all or any portion of their cash compensation. See “— Deferred Compensation Plan” above for further information regarding this plan.

Chief Executive Officer Fiscal 2006 Compensation

Mr. Fishman, in his capacity as our President and Chief Executive Officer, is eligible to participate in the same executive compensation program available to our other senior executives. Prior to establishing Mr. Fishman’s compensation level for fiscal 2006, the Committee reviewed all forms of Mr. Fishman’s compensation, including the aggregate value of his stock options held at fiscal year-end, and potential obligations under his change in control retention agreement. The Committee’s goal was to set Mr. Fishman’s total compensation in the middle of the range of chief executive officers of peer companies. For fiscal 2006, Mr. Fishman’s annual base salary was maintained at $930,935 and he earned a bonus of $1,314,767. At Mr. Fishman’s request, the Committee granted him no stock options during fiscal 2006, consistent with the Company’s objective to reduce its overall annual stock option dilution rate.

The retention of Mr. Fishman’s salary at the same level as that paid to Mr. Fishman since 2003 reflects the Company’s continued efforts to constrain expenses throughout the organization and to increase the variable performance-based portion of executive officers’ compensation. For fiscal 2006, Mr. Fishman’s target bonus award under the Executive Performance Bonus Plan was set by the Compensation Committee at 120% of his annual base salary. The bonus award paid to Mr. Fishman for fiscal 2006 represented 141% of Mr. Fishman’s base salary and was calculated based on the Bonus Payout Factor for fiscal 2006 of 1.175 as described above under “— Executive Performance Bonus Plan for Fiscal Year 2006.” In establishing Mr. Fishman’s compensation for fiscal 2006, the Committee took into account Mr. Fishman’s continued strong leadership skills in guiding the Company in a highly competitive industry, the Company’s performance over the past fiscal year, Mr. Fishman’s importance in establishing and supporting the longer-term goals and objectives of the Company, and the compensation practices for leading executives in the semiconductor industry.

On November 14, 2005, we entered into an employment agreement with Mr. Fishman. Under the employment agreement, we agreed to continue to employ Mr. Fishman, and Mr. Fishman agreed to continue to serve, as President and Chief Executive Officer of the Company for a term of five years. The employment agreement provides for an annual base salary subject to future increase by the Compensation Committee, and provides for the payment of annual bonuses and annual equity incentive awards as determined by the Compensation Committee. The employment agreement also provides for the establishment of a long-term equity and/or cash retention arrangement for Mr. Fishman upon such terms that may in the future be agreed upon by Mr. Fishman and the Compensation Committee. As of the date of this proxy statement, the parties had not yet finalized the terms of such arrangement. See “— Severance and Other Agreements” for additional information relating to the terms of Mr. Fishman’s employment agreement.

For fiscal 2007, the Compensation Committee set Mr. Fishman’s salary at $930,935 and granted him a stock option for 250,000 shares of our common stock at an exercise price of $33.41. Mr. Fishman, along with all other executive officers, is eligible to participate in the Company’s Executive Performance Bonus Plan for fiscal 2007, which is described below. Mr. Fishman’s fiscal year 2007 bonus target percentage was set by the Compensation Committee at 160% of his annual base salary reflecting the Company’s intent to increase the percentage of compensation linked to business performance. As described below, the Executive Performance Bonus Plan for fiscal year 2007 allows for the payout to a participant of an amount between zero and three times the bonus target percentage for that participant based on the Company’s performance and is further subject to an additional adjustment for personal performance that may increase or decrease the bonus payment by as much as 50%. Therefore, Mr. Fishman’s fiscal 2007 bonus payment will be in the range of 0% to 720% of his fiscal 2007 salary. Mr. Fishman’s fiscal 2007 compensation package reflects the Company’s continued efforts to increase the variable performance-based portion of executive officers’ compensation through variable cash compensation and multi-year vesting equity awards.

Under the terms of the change in control retention agreement and employment agreement between Mr. Fishman and us, as described above under “— Severance and Other Agreements,” if Mr. Fishman’s employment was terminated without “cause” or resigned for “good reason” within 24 months following a change in control, he would receive, as of October 28, 2006, the following estimated benefits:

Severance amount(1)	$7,261,293
Value of unvested in-the-money options that would accelerate upon termination(2)	1,405,000
Continuation of benefits	34,372
Total gross-up for taxes	0

Total:	$8,700,665

(1)	Amount is calculated using Mr. Fishman’s bonus target percentage applicable for fiscal year 2007.

(2)	Value is based on the difference between the exercise price per share and the closing price per share of our common stock on October 27, 2006 ($31.13). Actual value would depend on the share value at the time of the termination of employment.

Executive Performance Bonus Plan for Fiscal Year 2007

On December 20, 2006, the Compensation Committee approved the terms of an Executive Performance Bonus Plan for fiscal year 2007 (the “2007 Executive Bonus Plan”). All executive officers and other senior management selected by the Chief Executive Officer will participate in the 2007 Executive Bonus Plan. Bonus payments under the 2007 Executive Bonus Plan are calculated and paid as follows:

1. Each participant’s Fiscal 2007 Bonus Target is obtained by multiplying his or her Eligible Earnings by his or her Bonus Target Percentage:

•	Eligible Earnings — the individual’s base pay during the applicable bonus period.

•	Bonus Target Percentage — a percentage of the individual’s Eligible Earnings, determined individually for each participant by the Compensation Committee and ranging from 35% to 160%.

2. Each participant’s Fiscal 2007 Bonus Target is then multiplied by the Bonus Payout Factor. The Bonus Payout Factor is based on the Company’s operating profit before tax as a percentage of revenue for the applicable bonus period, which is adjustable by the Compensation Committee in its sole discretion to exclude special items, including but not limited to: stock-based compensation expense, restructuring-related expense, acquisition-related expense, gain or loss on disposition of businesses, non-recurring royalty payments, and other similar non-cash or non-recurring items. The Bonus Payout Factor can range from zero to three.

The product obtained by multiplying a participant’s Fiscal 2007 Bonus Target by the Bonus Payout Factor will be the Fiscal 2007 Bonus Payment for the participant. Each participant’s Fiscal 2007 Bonus Payment can therefore be reduced to zero, or increased by up to three times his or her Fiscal 2007 Bonus Target.

3. Each participant’s Fiscal 2007 Bonus Payment is then subject to adjustment by his or her Individual Payout Factor as follows. The Individual Payout Factor can increase the calculated bonus payment by as much as 50% or decrease the calculated bonus payment by as much as 50%, based on an evaluation of the participant’s performance against a set of individual goals that are focused on key performance indicators, including business unit financial performance, strategic initiatives and overall leadership. At the end of fiscal year 2007, the Chief Executive Officer will review and assess the performance of each of the other participants with respect to his or her goals, and provide his recommendations thereon to the Compensation Committee. In addition, the Compensation Committee will review and assess the Chief Executive Officer’s performance with respect to his goals. The Compensation Committee will then determine the Individual Payout Factor for the Chief Executive Officer and each of the other participants, based on the Committee’s review and assessment of the performance of each individual toward his or her goals.

4. Bonus payments, if any, under the 2007 Executive Bonus Plan will be calculated at the end of each fiscal quarter and distributed after the first half and second half of fiscal year 2007. The Individual Payout Factor adjustments are only assessed and calculated annually at the end of the fiscal year. Therefore, the distribution paid after the first half of fiscal year 2007 will be based only on paragraphs 1 and 2 above. Any Individual Payout Factor adjustments pursuant to paragraph 3 above will be assessed and calculated after the fiscal year end for the full fiscal year and applied only to the distribution which would be otherwise due and payable after the second half of fiscal year 2007 using the calculation described above.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers, except cash bonus awards, in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Company’s plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its shareholders, after taking into consideration changing business conditions and the performance of its employees.

Compensation Committee,

James A. Champy, Chairman
F. Grant Saviers
Paul J. Severino

Compensation Committee Interlocks and Insider Participation

During fiscal year 2006, Messrs. Champy and Saviers served as members of our Compensation Committee. During fiscal 2006 on December 6, 2005, Mr. Severino was appointed to the Compensation Committee. No member of our Compensation Committee was at any time during fiscal year 2006, or formerly, an officer or employee of Analog Devices or any subsidiary of Analog. Mr. Champy’s son, Adam S. Champy, is employed by us as an engineer in our Micromachined Products Division. Adam Champy joined Analog Devices in June 2005 after graduating from the Massachusetts Institute of Technology with a Masters of Engineering in Computer Science and Electrical Engineering. In fiscal year 2006, Adam S. Champy earned $89,396 of cash compensation, which includes his salary, bonus and Analog Devices’ contribution to The Investment Partnership Plan. On December 6, 2005, he was granted a stock option for the purchase of 203 shares of our common stock at an exercise price of $39.44 per share. No other member of our Compensation Committee had any relationship with us during fiscal year 2006 requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

During fiscal year 2006, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Comparative Stock Performance Graph

The following graph compares cumulative total shareholder return on our common stock since November 2, 2001 with the cumulative total return for the Standard & Poor’s 500 Index, the Standard & Poor’s Information Technology Sector Index and the Standard & Poor’s Semiconductors Sector Index. This graph assumes the investment of $100 on November 2, 2001 in our common stock, the S&P 500 Index, the S&P Information Technology Index and the S&P Semiconductors Sector Index and assumes all dividends are reinvested. Measurement points are the last trading day for each respective fiscal year. For subsequent years, we will substitute the S&P Semiconductors Sector Index for the S&P Information Technology Index, as we believe the S&P Semiconductors Sector Index presents a better comparison of the performance of our common stock against the capital stock of our competitors in the semiconductors market than does the S&P Information Technology Index, which includes many services and software companies.

PROPOSAL 2 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of Ernst & Young LLP, independent registered public accounting firm, as our auditors for the fiscal year ending November 3, 2007. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2007 annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the 2007 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Our Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2007 fiscal year.

PROPOSAL 3 — SHAREHOLDER PROPOSAL REGARDING
PERFORMANCE-BASED OPTIONS

The Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, Burlington, MA 01803-0900, has submitted the following proposal for inclusion in our proxy statement for our 2007 Annual Meeting of Shareholders, and has notified us of its intent to present this proposal for consideration at the 2007 Annual Meeting of Shareholders. The Pension Fund has advised us that it is the beneficial owner of approximately 3,500 shares of Analog Devices common stock.

Resolved:  That the shareholders of Analog Devices, Inc. (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

Pension Fund’s Supporting Statement

As long-term shareholders, we support executive compensation policies and practices that provide performance objectives that serve to motivate executives to enhance long-term value. We believe that standard fixed-price stock option grants can provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group. Premium-priced options entail the setting of an exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior performance and the achievement of demanding performance goals.

At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. We believe that the adoption of our proposal by the Board of Directors would be particularly beneficial to shareholders as earlier this year the

Company agreed to pay $3 million to settle allegations that the Company back dated options granted to executives. Further according to press reports, “In May of 2006 the Company announced it received a subpoena from federal prosecutors requesting records related to the timing of stock options from 2000 to today.”1 As shareholders we want to be assured that superior performance of our top management is rewarded and that there is transparency and accountability for those methods of reward.

We therefore urge your support for this important executive compensation reform.

Board of Directors’ Statement in Opposition of this Proposal

The Board of Directors carefully considered this proposal and believes that its adoption is not in the best interests of the Company or its shareholders. The Board believes that a significant portion of the Company’s executive compensation program is already performance-based, and that the compensation paid to our executive officers is closely aligned with the performance of the Company and the interests of our shareholders. The Board also believes that the proposal, if implemented, would limit the Compensation Committee’s flexibility in structuring compensation arrangements that are appropriately designed to attract, retain, reward and motivate a highly qualified executive team.

Our Compensation Committee, which is composed entirely of directors who are independent under the listing standards of the New York Stock Exchange, reviews and approves all compensation plans, policies and programs for our executive officers. The Compensation Committee takes its mandate and responsibilities very seriously and spends considerable time assessing the overall executive compensation structure of the Company, reviewing and approving corporate goals and objectives relating to the compensation of executive officers, evaluating the performance of the executive officers and making appropriate recommendations for improving performance. Additionally, the Compensation Committee has retained an outside compensation consultant to assist in structuring our executive compensation program and in establishing various performance-based elements of compensation for our executive officers. In recent years we have increased the proportion of total compensation for executive officers attributable to performance-based compensation and designed elements of the compensation program that place more emphasis on rewarding executives for individual performance and Company results.

Our approach to executive compensation emphasizes significant performance-based elements intended to promote long-term shareholder value. We believe our executive compensation program has been successful in enhancing our ability to attract, retain and reward talented people and in motivating them to build long-term value for our shareholders. Moreover, we believe that implementing this proposal would adversely affect the Company’s ability to attract, retain, reward and motivate the highest quality executive officers.

Our executive compensation program is structured to provide total compensation that is competitive with our peers for comparable work and comparable corporate performance. We regularly compare our compensation practices with those of a group of six peer companies in the semiconductor industry. Annual base salary levels are based on an evaluation of the performance of the operation or activity for which an executive officer has responsibility, the impact of that operation or activity on our overall performance, the skills and experience of the executive officer, and the potential for growth and development of the executive officer. Bonuses are included to encourage and reward effective performance relative to our current plans and objectives. Stock options are included to promote longer-term focus, to help retain key contributors and to more closely align their interests with those of our shareholders. All of our stock options are granted at fair market value and are designed to motivate the holder to increase the value of the Company, which benefits not only the executive officer but all of our shareholders. Fixed price stock options provide economic benefit to the holder only to the extent the Company’s stock price increases, and the typical five-year vesting of these options ensures long-term performance is required in order to realize significant value from these awards.

Additionally, in fiscal 2006, we established stock ownership guidelines for our executive officers. The target share ownership levels are two times annual salary for the CEO and one times annual salary for other executive officers. The CEO has three years to achieve his targeted level and our other executive officers have five years to

1 “Analog Devices facing another options inquiry”, The Patriot Ledger, May 25, 2006 achieve their targeted level. We believe these meaningful stock ownership guidelines will ensure that our executives both attain and maintain a significant stake in our long-term performance.

Our executive compensation program retains the flexibility necessary to strongly align the interests of our executive officers with those of our shareholders, regardless of the mix of compensation elements utilized. We believe that it is in the best interests of our shareholders to maintain the flexibility to make compensation decisions based on a review of all relevant information and to allow the Company to balance the objectives it wishes to promote with appropriate compensation metrics. This proposal, if adopted, could result in the implementation of rigid, pre-set mathematical formulas which may not take into account such factors as changing economic and industry conditions, accounting requirements and tax laws or evolving corporate governance trends. Limiting our flexibility in this regard could adversely impact our ability to attract, retain, reward and motivate superior executive talent. Moreover, as few companies have adopted indexed or premium priced options, adoption of this proposal could put us at a severe competitive disadvantage as compared to our peers.

We believe our executive compensation programs currently address the concerns of this proposal and do not believe that adopting the proposal is necessary to align the interests of our executive officers with those of our shareholders. More importantly, we believe that adopting this proposal would be detrimental to the long-term interests of the Company and our shareholders.

The Board of Directors recommends a vote “AGAINST” this Proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders otherwise specify in their proxies.

PROPOSAL 4 — SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, has submitted the following proposal for inclusion in our proxy statement for our 2007 Annual Meeting of Shareholders, and has notified us of its intent to present this proposal for consideration at the 2007 Annual Meeting of Shareholders. The Pension Fund has advised us that it is the beneficial owner of approximately 6,100 shares of Analog Devices common stock.

Resolved:  That the shareholders of Analog Devices, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Pension Fund’s Supporting Statement

In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Safeway, Home Depot, Gannett, and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted bylaws or policies to address post-election issues related to the status of director nominees that fail to win election. Our Company has not established a majority vote standard in Company bylaws, opting only to establish a post-election director resignation governance policy. The Company’s director resignation policy simply addresses post-election issues, establishing a requirement for directors to tender their resignations for board consideration should they receive more “withhold” votes than “for” votes. We believe that these director resignation polices, coupled with the continued use of a plurality vote standard, are a wholly inadequate response to the call for the adoption of a majority vote standard.

We believe the establishment of a meaningful majority vote policy requires the adoption of a majority vote standard in the Company’s governance documents, not the retention of the plurality vote standard. A majority vote standard combined with the Company’s current post-election director resignation policy would provide the board a framework to address the status of a director nominee who fails to be elected. The combination of a majority vote standard with a post-election policy establishes a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director.

We urge the board to adopt a majority vote standard.

Board of Directors’ Statement in Opposition of this Proposal

The Board of Directors carefully considered this proposal and believes that it is not in the best interests of the Company or our shareholders at this time to amend our articles of organization or bylaws to provide for the election of directors in contested or uncontested elections by a majority of votes cast. At the 2006 Annual Meeting of Shareholders, our shareholders rejected a variation of this proposal submitted by this proponent and should also reject the current proposal for the reasons set forth below.

The Company is a Massachusetts corporation. Adoption of a majority vote standard by the Company at this time would be premature because there is considerable uncertainty under Chapter 156D of the Massachusetts Business Corporation Act (“Chapter 156D”) as to how companies can appropriately and most effectively implement such a standard. In particular, there are uncertainties under Chapter 156D as to the interplay between a majority vote standard and the so-called “holdover” rule, whereby an incumbent director who does not receive the required vote for re-election remains in office until his or her successor is elected or the number of directors is decreased. The Delaware General Corporation Law, which has a different formulation of the “holdover” rule, was amended in 2006 to facilitate, and clarify matters relating to, the adoption and implementation of majority voting by companies incorporated in Delaware. Similarly, the Committee on Corporate Laws of the American Bar Association Section of Business Law has recommended changes to the Model Business Corporation Act, upon which Chapter 156D is based, designed to address these issues and to provide a template for state legislatures to consider. It is too early to know what, if any, changes will be made to Chapter 156D to resolve the uncertainties existing under the statute. The uncertainty surrounding a majority vote standard under Chapter 156D is further complicated by the unknown effects of the proposed changes to the New York Stock Exchange broker discretionary voting rules, which remain subject to approval by the Securities and Exchange Commission (the “SEC”), and the potential proxy rule changes proposed by the SEC providing shareholders with access to management’s proxy card to nominate directors. In addition, there remains the possibility that any vacancies resulting from the adoption of a majority vote standard could leave us unable to meet New York Stock Exchange listing requirements relating to the independence, financial literacy and other required qualifications of our directors.

The Board believes that our current voting system, whereby our shareholders elect directors by a plurality standard, combined with the Board’s post-election director resignation policy and its rigorous director nominee evaluation process represents the most appropriate approach for the Company under the current circumstances. The Board does not believe that electing directors under a different standard would result in a more effective Board, nor does the proponent of this proposal assert that our Board has acted ineffectively or not in the best interests of our shareholders.

The Board continues to believe that we should carefully review any situation where a specific nominee may not have the support of shareholders. Accordingly, our Corporate Governance Guidelines include a policy that any director who receives more “withheld” votes than “for” votes in an uncontested election at an annual meeting of shareholders shall offer his or her resignation to the Board promptly after the voting results are certified. A committee of independent directors, which will specifically exclude any director who is required to offer his or her own resignation, will carefully consider all relevant factors, including, as the committee deems appropriate, any stated reasons why shareholders withheld votes from such director, any alternatives for curing the underlying cause of the withheld votes, the director’s tenure, the director’s qualifications, the director’s past and expected future contributions to the Company, the overall composition of our Board and whether accepting the resignation would cause the Company to fail to meet any applicable regulations of the SEC or the New York Stock Exchange. The Board will act upon this committee’s recommendation within 90 days following certification of the shareholder vote and may, among other things, accept the resignation, maintain the director but address what the committee believes to be the underlying cause of the withhold votes, maintain the director but resolve that the director will not be re-nominated in the future for election, or reject the resignation. We will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation. The full text of our policy is incorporated in our Corporate Governance Guidelines, which are available on our website: www.analog.com/governance. In addition, we note that our current procedures for nominating directors include a rigorous evaluation process. The Nominating and Corporate Governance Committee and the Board thoroughly evaluate each nominee’s skills, experience and independence, as well as the criteria set forth in our Corporate Governance Guidelines. Shareholders may also recommend individuals for consideration as director candidates, as described in the section above entitled “Corporate Governance — Director Candidates.”

We believe that at this time it is in the best interests of our shareholders to maintain the Company’s current system, policies and procedures with respect to the election of directors, particularly in view of the uncertainties under Massachusetts law relating to the implementation of a majority vote standard. The Board is monitoring new legal developments and evolving practices under Massachusetts law and elsewhere, and will continue to consider the appropriateness of a majority vote standard for the Company.

The Board of Directors recommends a vote “AGAINST” this Proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders otherwise specify in their proxies.

OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the 2007 annual meeting. However, if any other matters are properly presented at the 2007 annual meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

ELECTRONIC VOTING

If you own your shares of common stock of record, you may vote your shares over the Internet at www.computershare.com/expressvote or telephonically by calling 1-800-652-VOTE (1-800-652-8683) and by following the instructions on the enclosed proxy card. Proxies submitted over the Internet or by telephone must be received by 12:00 a.m. local time on March 13, 2007.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Management hopes that shareholders will attend the meeting. Whether or not you plan to attend, you are urged to vote your shares over the Internet or by telephone, or complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Shareholders who attend the meeting may vote their stock personally even though they have sent in their proxies.

APPENDIX A

ANALOG DEVICES, INC.

AUDIT COMMITTEE CHARTER

A.	Purpose

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of:

•	the integrity of the Company’s financial statements including regulatory requirements to the extent they pertain to financial matters;

•	the qualifications and independence of the Company’s registered public accounting firm (the “independent auditors”); and

•	the performance of the Company’s internal audit function and independent auditors;

and to prepare an audit committee report as required by the SEC to be included in the Company’s annual proxy statement.

B.	Structure and Membership

1. Number.  Except as otherwise permitted by the applicable rules of the New York Stock Exchange, the Audit Committee shall consist of at least three members of the Board of Directors.

2. Independence.  Except as otherwise permitted by the applicable rules of the New York Stock Exchange, each member of the Audit Committee shall be independent as defined by such rules and Rule 10A-3(b)(1) of the Exchange Act.

3. Financial Literacy.  Each member of the Audit Committee must be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s annual report filed with the SEC), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

4. Chair.  Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

5. Compensation.  The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

6. Selection and Removal.  Members of the Audit Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee. Unless otherwise determined by the Board (in which case disclosure of such determination shall be made in the Company’s annual proxy statement), no member of the Audit Committee may serve on the audit committee of more than two other public companies. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

C.	Authority and Responsibilities

General

The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company, and for establishing and maintaining adequate internal control over financial reporting. The independent auditors are responsible for auditing the Company’s financial statements and the Company’s internal control over financial reporting, and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audits, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s reports.

Oversight of Independent Auditors

1. Selection.  The Audit Committee shall be directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

2. Independence.  At least annually, the Audit Committee shall assess the independent auditor’s independence. In connection with this assessment, the Audit Committee shall obtain and review a report by the independent auditor describing all relationships between the auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall engage in an active dialogue with the auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

3. Quality-Control Report.  At least annually, the Audit Committee shall obtain and review a report by the independent auditor describing:

•	the firm’s internal quality-control procedures; and

•	any material issues raised by the most recent internal quality-control review of the firm, by a peer review of the firm, or by inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

4. Compensation.  The Audit Committee shall be directly responsible for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

5. Preapproval of Services.  The Audit Committee shall preapprove all services to be provided to the Company by the independent auditor; provided, however, that if authorized by the Audit Committee, de minimis non-audit services may instead be approved in accordance with applicable NYSE and SEC rules.

6. Oversight.  The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall be directly responsible for oversight of the work of the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate:

•	receive and consider the reports required to be made by the independent auditor regarding:

•	critical accounting policies and practices;

•	alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and Company management.

•	review with the independent auditor:

•	any audit problems or difficulties the independent auditor encountered in the course of the audit work and management’s response, including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management;

•	major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

•	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

Audited Financial Statements

7. Review and Discussion.  The Audit Committee shall meet to review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

8. Recommendation to Board Regarding Financial Statements.  The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

9. Audit Committee Report.  The Audit Committee shall prepare an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.

Review of Other Financial Disclosures

10. Independent Auditor Review of Interim Financial Statements.  The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by applicable auditing standards. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

11. Earnings Release and Other Financial Information.  The Audit Committee shall discuss generally the type and presentation of financial information (including earnings guidance if such is provided) to be disclosed in the Company’s press releases.

12. Quarterly Financial Statements.  The Audit Committee shall meet to review and discuss with the Company’s management and independent auditor the Company’s quarterly financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Controls and Procedures

13. Oversight.  The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal control over financial reporting and disclosure controls and procedures. The Audit Committee shall receive and review the reports of the CEO and CFO required by Rule 13a-14 of the Exchange Act.

14. Internal Audit Function.  The Audit Committee shall oversee the performance of the Company’s internal audit function.

15. Risk Management.  The Audit Committee shall discuss the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled.

16. Hiring Policies.  The Audit Committee shall establish policies regarding the hiring of employees or former employees of the Company’s independent auditors.

17. Procedures for Complaints.  The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

18. Additional Powers.  The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D.	Procedures and Administration

1. Meetings.  The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee may also act by unanimous written consent in lieu of a meeting. The Audit Committee shall periodically meet separately with: (i) the independent auditor; (ii) Company management and (iii) the Company’s internal auditors. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

2. Subcommittees.  The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit, review, attest or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

3. Reports to Board.  The Audit Committee shall report regularly to the Board of Directors.

4. Charter.  At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

5. Independent Advisors.  The Audit Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

6. Investigations.  The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

7. Funding.  The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

8. Annual Self-Evaluation.  At least annually, the Audit Committee shall evaluate its own performance.

002CS-12949

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	XXXXXXXXXXXXXX	Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on March 13, 2007.

Vote by Internet • Log on to the Internet and go to www.computershare.com/expressvote
• Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote your shares over the Internet or by telephone, please do not return your proxy card.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

A	Proposals											+
The Board of Directors recommends a vote FOR the election of each of the nominees listed below.

1.	To elect the following nominees as Class II Directors of the Company, each for a term of three years:

		For	Withhold		For	Withhold		For	Withhold		For	Withhold
	01 - Jerald G. Fishman	☐	☐	02 - John C. Hodgson	☐	☐	03 - F. Grant Saviers	☐	☐	04 - Paul J. Severino	☐	☐

The Board of Directors recommends a vote FOR Proposal 2							The Board of Directors recommends a vote AGAINST Proposal 3

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the selection of Ernst &Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 3, 2007.	☐	☐	☐	3.	Shareholder proposal relating to performance-based stock option grants to senior executives, as described in the Company’s Proxy Statement.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 4
							For	Against	Abstain
					4.	Shareholder proposal relating to majority voting in director elections, as described in the Company’s Proxy Statement.	☐	☐	☐

B	Non-Voting Items					The shareholders will also act on any other business that may properly come before the meeting.

Change of Address — Please print new address below.
	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	C 1234567890 1 U P X	J N T 1 C O Y # # #	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Analog Devices, Inc.

Annual Meeting of Shareholders — March 13, 2007

The undersigned, revoking all prior proxies, hereby appoints Ray Stata, Jerald G. Fishman and Margaret K. Seif, and each of them, with full power of substitution, as proxies to represent and vote as designated hereon, all shares of common stock of Analog Devices, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at Babson College, Sorensen Center for the Arts, 231 Forest Street, Babson Park, Wellesley, Massachusetts 02457, on Tuesday, March 13, 2007, at 10:00 a.m. (Local Time) and at any adjournments thereof. None of the following proposals is conditioned upon the approval of any other proposal.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
UNLESS VOTING YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

SEE REVERSE SIDE	(Continued and to be signed on reverse side)	SEE REVERSE SIDE